Exhibit 10.1

Date       October 1, 2014

Share purchase agreement

relating to

ELEQT Limited

Contents

Clauses
1.	Interpretation	1
2.	Sale and purchase	5
3.	Purchase Price	5
4.	Completion	6
5.	Warranties	7
6.	Forced sale of EFactor Shares	8
7.	Limitations on Claims	8
8.	Tax Covenant	10
9.	Restrictive covenants	10
10.	Confidentiality and announcements	13
11.	Costs	15
12.	Notices	15
13.	General	17

Schedules

Schedule 1 Particulars of Sellers		21

Schedule 2 Particulars of the Company and the Subsidiaries		23

Schedule 3 Completion		25

Part 1.	What the Sellers shall deliver to EFactor at Completion	25

Part 2.	Matters for the board meetings at Completion	26

Schedule 4 Earn-out Consideration		27
1	Definitions	27
2.	Revenue Growth Amount	28
3.	Gross Profit Margin Amount	28
4.	Member Spend Growth Amount	29
5.	Membership Growth Amount	29
6.	Earn-out Consideration	29
7.	Earn-out Statement and agreement of Earn-out Consideration	30
8.	Expert determination	30

Schedule 5 Warranties		33

Part 1.	General Warranties	33
1.	Power to sell the Sale Shares	33
2.	Shares in ELEQT and the Subsidiaries	33
3.	Constitutional and corporate documents	34
4.	Information	34
5.	Compliance with laws	35
6.	Licences and consents	35
7.	Insurance	35
8.	Powers of attorney	35

9.	Disputes and investigations	36
10.	Defective products and services	36
11.	Customers and suppliers	37
12.	Contracts	37
13.	Transactions with the Sellers	38
14.	Finance and guarantees	39
15.	Liabilities	40
16.	Effect of sale of Sale Shares	40
17.	Insolvency	41
18.	Accounts	42
19.	Changes since Accounts Date	42
20.	Financial and other records	43
21.	Assets	43
22.	Plant and equipment	44
23.	Intellectual property	44
24.	Information technology	46
25.	Data protection	48
26.	Employment	48
27.	Retirement benefits	51
28.	Property	51
29.	Anti-corruption	53
30.	Competition	53

Part 2.	Tax Warranties	54
1.	General	54
2.	Chargeable gains	55
3.	Capital Losses	55
4.	Distributions and other payments	55
5.	Loan relationships	55
6.	Close companies	55
7.	Group relief	55
8.	Groups of companies	55
9.	Intangible assets	56
10.	Company residence and overseas interests	56
11.	Transfer pricing	56
12.	Anti-avoidance	56
13.	Value Added Tax	56

Schedule 6 Tax Covenant		57
1.	Interpretation	57
2.	Covenant	59
3.	Payment date and interest	60
4.	Exclusions	61
5.	Limitations	61
6.	Savings	62
7.	Corporation tax returns	62
8.	Conduct of Tax Claims	62

DATE

2014

Parties

(1)	The several persons whose names and addresses are set out in Part 1 of Schedule 1 (Sellers).

(2)	The several persons whose names and addresses are set out in Part 2 of Schedule 1 (Managers).

(3)	EFactor Group Corp., a corporation incorporated and registered in Nevada, USA whose principal executive office is at 605 Market Street, Suite 600, San Francisco, CA 94105, USA (EFactor).

Introduction

(A)	ELEQT is a private company limited by shares incorporated in England and Wales.

(B)	ELEQT has an issued share capital of £123.75 divided into 12,375 ordinary shares of £0.01 each.

(C)	Further particulars of ELEQT and of the Subsidiaries at the date of this agreement are set out in Schedule 2Schedule 2.

(D)	Each Seller is the legal and beneficial owner of the legal and beneficial title to the number of Sale Shares set out opposite his name in Schedule 1.

(E)	The Sellers have agreed to sell and EFactor has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the audited financial statements of ELEQT and the Subsidiaries as at and to the Accounts Date and 31 December 2012, comprising the individual accounts of ELEQT and the Subsidiaries, and in the case of ELEQT, the consolidated group accounts of ELEQT and the Subsidiaries, including in each case the balance sheet and profit and loss account for the 12 months period ending on such dates together with the notes on them, the cash flow statement and the auditors' and directors' reports (copies of which are included in the Disclosure Bundle).

Accounts Date: 31 December 2013.

Business: the business carried on by ELEQT and the Subsidiaries, namely a social media platform company targeting high net worth individuals.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

CAA 2001: the Capital Allowances Act 2001.

Claim: a claim for breach of any of the Warranties or a claim under the Tax Covenant.

Combined Membership: The Membership of both EFactor.com and Eleqt, Ltd.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: has the meaning given in clause 4.2.

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Completion Consideration: 31,000,000 shares of EFactor Group Corp $0.001 par value common stock

Completion Shares: 31,000,000 shares of EFactor Group Corp $0.001 par value common stock

Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

Control: shall be as defined in section 1124 of the Corporation Tax Act 2010, and the expression change of Control shall be construed accordingly.

CTA 2009: the Corporation Tax Act 2009.

CTA 2010: the Corporation Tax Act 2010.

Director: the directors of ELEQT and its Subsidiaries named in Schedule 2.

Disclosed: fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Bundle: as defined in the Disclosure Letter.

Disclosure Letter: the letter from the Warrantors to EFactor, in agreed form, with the same date as this agreement that is described as the Disclosure Letter, including the Disclosure Bundle.

DPA 1998: the Data Protection Act 1998.

Earn-out Consideration: the aggregate additional consideration (if any) payable for the Sale Shares as calculated in accordance with Schedule 4.

EFactor.com: E-Factor Corp a Delaware corporation located at 650 Market Street, Suite 600, San Francisco CA 94105, USA.

EFactor Shares: shares of common stock of $0.001 each in the capital of EFactor Group Corp.

EFactor's Solicitors: Keystone Law of 53 Davies Street, London W1K 5JH.

ELEQT: ELEQT Limited, a company incorporated and registered in England and Wales with company number 07865035 whose registered office is at 29 Portland Place, London W1B 1QB, further details of which are set out in Part 1 of Schedule 2.

Employee: has the meaning set out in paragraph 26.1 of Part 1 of Schedule 5.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

FSMA: the Financial Services and Markets Act 2000.

Group: in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Intellectual Property Rights: has the meaning given in paragraph 23.1 of Part 1 of Schedule 5.

ITA 2007: the Income Tax Act 2007.

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ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Leak Out Agreement: the leak out agreement, in the agreed form, setting out certain limitations on the Sellers’ ability to sell EFactor Group Shares.

Liability: the amount of any Substantiated Claim plus the amount of any claim under the Tax Covenant that has been:

(a)	agreed in writing by the parties to that claim, both as to liability and quantum; or

(b)	finally adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

Management Accounts: the unaudited consolidated balance sheet as at 31st July 2014 and the unaudited consolidated profit and loss account of ELEQT and the Subsidiaries (including any notes thereon) for the period of 7 months ended 31st July 2014 (a copy of which is included in the Disclosure Bundle).

Manager Entities: the Managers, Leaderstreight Ltd, Porsiencaso Ltd and Universe Consulting Ltd.

Properties: the properties referred to in Schedule 9 and Property means any one of them or part or parts of any one of them.

Purchase Price: the consideration for the Sale Shares to be paid by EFactor in accordance with clause 3.

Sale Shares: the 12,375 ordinary shares of £0.01 each in ELEQT, all of which have been issued and are fully paid, and which comprise the whole of the issued share capital of ELEQT.

Seller Proportions: the proportions (expressed as a percentage) set out against the names of the Sellers in Schedule 1.

Seller Representative: as defined in Schedule 10.

Sellers’ Warranties: each Warranty in paragraphs 1.1 to 1.5 (inclusive) of Part 1 of Schedule 5.

Subsidiaries: the companies, details of which are set out in Schedule 2, each a Subsidiary.

Substantiated Claim: a Claim that has been:

(c)	agreed in writing by the parties to the Claim, both as to liability and quantum; or

(d)	finally adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

Tax or Taxation: has the meaning given in paragraph 1.1 of Schedule 6.

Tax Covenant: the tax covenant set out in Schedule 6.

Tax Warranties: the Warranties set out in Part 2 of Schedule 5.

Taxation Authority: has the meaning given in paragraph 1.1 of Schedule 6.

Taxation Statute: has the meaning given in paragraph 1.1 of Schedule 6.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TIOPA 2010: the Taxation (International and Other Provisions) Act 2010.

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TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

US GAAP: generally accepted accounting principles, standards and practices applied in the United States.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties given pursuant to clause 5 and set out in Schedule 5.

Warrantors: shall mean:

(a)	in respect of all of the Warrantors’ Warranties and the Tax Covenant, the Manager Entities; and

(b)	in respect of the Sellers’ Warranties, all of the Sellers.

Warrantors’ Warranties: all of the Warranties other than the Sellers’ Warranties.

$: United States dollars.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors and permitted assigns.

1.9	A reference to a party shall include that party's personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.

1.12	A reference to the Sellers shall include a reference to each of them.

1.13	A reference to writing or written includes fax and e-mail.
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1.14	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.15	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.16	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.17	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.18	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.19	Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.20	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	Sale and purchase

2.1	On the terms of this agreement, the Sellers shall sell and EFactor shall buy, with effect from Completion, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

2.2	Each Seller severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares (or any of them) conferred on him under the articles of association of ELEQT or otherwise.

2.3	EFactor is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	Purchase Price

3.1	The Purchase Price is the aggregate of:

(a)	the Completion Consideration, which shall be satisfied on Completion by the allotment and issue to each of the Sellers, credited as fully paid, of the Completion Shares in the Seller Proportions; and

(b)	the Earn-out Consideration, which shall be calculated and satisfied in accordance with Schedule 4.

3.2	The provisions of Schedule 11 shall apply in relation to all EFactor Shares issued pursuant to this agreement.

3.3	The Purchase Price shall be deemed to be reduced by the amount of any payment made to EFactor for each and any:

(a)	Claim; or

(b)	claim under the Tax Covenant.
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4.	Completion

4.1	Completion shall take place on the Completion Date via EchoSign (or at any other place or in any other method as may have been agreed in writing by the parties).

4.2	In this agreement, Completion Date means the date of this agreement.

4.3	At Completion:

(a)	the Sellers shall:

(i)	deliver or cause to be delivered to EFactor the documents and evidence set out in Part 1 of Schedule 3;

(ii)	procure that a board meeting of ELEQT and each of the Subsidiaries is held at which the matters set out in Part 2 of Schedule 3 are carried out; and

(iii)	deliver any other documents referred to in this agreement as being required to be delivered by the Sellers; and

(iv)	provide evidence of the working capital source for the next six months preceding the closing of the of the Transaction, with the following guidelines.

(A)	Revenue collected, during the initial six (6) months along with direct costs associated with this incremental Revenue collected from EFactor.com will be attributed to the ELEQT P&L and can be contributed to ELEQT/EFactor.com working capital., fixed costs such as hosting expense and website maintenance will continue with EFactor Group Corp. until such time ELEQT has had an opportunity to review,

(B)	Unpaid parts of ELEQT agreed upon management team fees and unpaid expenses incurred for ELEQT/Efactor.com business during these six (6) months, will be accrued and paid out as cash flow allows, after the successful completion of the next substantial raise (defined as: greater than $2,000,000) in increments limited to 10% of net proceeds) or may be converted after six (6) months to common stock at the price per share on the Closing Date.

(C)	During these six (6) months fees, expenses and out of pocket costs related to EFactor Group Corp or any group company other than the two social networking companies will be paid out in a normal fashion by those respective entities.

(b)	EFactor shall (subject to the Sellers complying with their obligations in clause 4.3(a)):

(i)	Instruct its Transfer Agent, Pacific Stock Transfer, to issue to the Seller Representative share certificates in respect of the Completion Shares;

(ii)	disclose all particulars and terms of the funds raised under their most recent offering
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(iii)	appoint Ruud Smeets as member of the board of directors of EFactor, and subsequently file a Board Resolution confirming such appointment; and

(iv)	warrant and provide evidence of the working capital source for the next six months preceding the closing of the of the Transaction and warrant that none of the funds provided to Eleqt Ltd will be used for other group companies including the holding company of EFactor Group Corp, and

(v)	deliver to the Seller Representative a copy of the resolution adopted by the board of directors of EFactor approving Completion and the execution and delivery of any documents to be delivered by EFactor at Completion.

4.4	If either party does not comply with their obligations in clause 4.3 in any material respect, the other party may (without prejudice to any other rights or remedies it has):

(a)	proceed to Completion; or

(b)	defer Completion to a date no more than 14 days after the date on which Completion would otherwise have taken place; or

(c)	rescind this agreement by notice in writing to the appointed representative of the other party.

4.5	EFactor may defer Completion under clause 4.4(b) only once, but otherwise this clause 4 applies to a Completion so deferred as it applies to a Completion that has not been deferred.

4.6	As soon as possible after Completion, the Sellers shall send to EFactor (at 944 Hidden Lake Road, Naperville, Il 60565 ATT Mark V Noffke Chief Financial Officer) all records, correspondence, documents, files, memoranda and other papers relating to ELEQT and the Subsidiaries which are not kept at any of the Properties and which are not required to be delivered at Completion.

5.	Warranties

5.1	Each Seller warrants to EFactor in the terms of the Sellers’ Warranties in relation to the Sale Shares held by it.

5.2	The Warrantors warrant to EFactor in the terms of the Warrantors’ Warranties.

5.3	Warranties qualified by the expression so far as the Warrantors are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Warrantors after they have made due and careful enquiries including (but not limited to) enquiries of:

(a)	the other Warrantors and the directors of ELEQT and each of the Subsidiaries; and

(b)	the professional advisers to ELEQT and the Subsidiaries, including (but not limited to) their legal advisers, accountants and auditors.

5.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

5.5	The Warranties are given subject to matters Disclosed in the Disclosure Letter.
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5.6	The Warrantors agree that the supply of any information by or on behalf of ELEQT, any of the Subsidiaries or any of their respective employees, directors, agents or officers (Officers) to the Warrantors or their advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Warrantors. Each Warrantor unconditionally and irrevocably waives all and any rights and claims that he may have against any of ELEQT, the Subsidiaries or the Officers on whom that Warrantor has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertakes to EFactor, ELEQT, each of the Subsidiaries and the Officers not to make any such claims.

The rights and remedies of EFactor in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion or any rescission or failure by EFactor to rescind this agreement.

6.	Forced sale of EFactor Shares

6.1	Subject to the provisions of clause 7, each Seller irrevocably agrees to pay to EFactor the amount of any Liability owed by such Seller (Seller Liability).

6.2	If a Seller’s obligations under clause 6.1 in respect of any Seller Liability are not satisfied (for any reason) within 10 Business Days after the Seller Liability arising, EFactor (if it is able to do so) may sell, on behalf of that Seller, a sufficient number of that Seller’s EFactor Shares to meet those obligations or any part of them (after deduction of brokerage and any other charges or taxes on the sale).

6.3	From the net proceeds of sale, EFactor shall meet (or reimburse) the relevant Seller Liability and pay any balance to the Seller. However, the Seller’s obligations under clause 6.1 shall not be affected by any failure or inability of EFactor to sell EFactor Shares under clause 6.2.

6.4	Each Seller appoints EFactor (acting by any of its officers from time to time) as the Seller’s attorney to sell EFactor Shares and deal with the proceeds of sale in accordance with clause 6.2 in the Seller’s name and on the Seller’s behalf.

6.5	EFactor may appoint one or more persons to act as substitute attorney for the Seller and to exercise one or more of the powers conferred on EFactor by this clause 6.4, other than the power to appoint a substitute attorney. EFactor may subsequently revoke any such appointment.

6.6	The power of attorney granted in clause 6.4 may not be revoked without the consent of EFactor and is given by way of security to secure the interest of EFactor (for itself and as trustee under this agreement on behalf of ELEQT or any Subsidiary) as a person entitled to the amount of the Seller Liability.

6.7	A person who deals in good faith with the Seller’s attorney appointed under clause 6.4 may accept a written statement signed by that person that this power of attorney has not been revoked as conclusive evidence of that fact.

6.8	A Seller shall have no rights to compensation or damages on account of any loss which arises or is increased in whole or in part from the actions of an attorney pursuant to and in accordance with this clause 6.

7.	Limitations on Claims

7.1	Save as provided in clause 7.6, the provisions of:

(a)	this clause 7 limit the liability of the Warrantors in relation to any Claim and (where specifically provided) any claim under the Tax Covenant; and

(b)	paragraphs 4 and 5 of Schedule 6 limit the liability of the Warrantors in relation to any claim under the Tax Covenant.
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7.2	The total aggregate liability of the Warrantors for all Claims and Substantiated Claims and all claims under the Tax Covenant shall not exceed an amount equal to the sum of:

(a)	in respect of any Claim, Substantiated Claim or claim under the Tax Covenant notified to the Warrantors prior to the end of the Earn-out Period, the Earn-out Amount (as defined in Schedule 4) at a value of the average weighted share price in the twelve (12) months preceding the completion date; and

(b)	in respect of any Claim, Substantiated Claim or claim under the Tax Covenant notified to the Warrantors after the end of the Earn-out Period, $500,000.

7.3	The Warrantors shall not be liable for a Claim unless the amount of the Warrantors' liability in respect of such Claim (together with any connected Claims), when aggregated with the Warrantors' liability for all Substantiated Claims and all claims under the Tax Covenant, exceeds $50,000 or individually exceeds $25,000, in which case the Warrantors shall be liable for the whole amount claimed (and not just the amount by which either such threshold is exceeded). For the purposes of this clause 7, a Claim is connected with another Claim if the Claims arise from the same event or set of circumstances, or relate to the same subject matter.

7.4	The Warrantors shall not be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known to EFactor) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of EFactor to the Seller Representative or the relevant Warrantors:

(a)	in the case of a claim made under the Tax Warranties, on or before the seventh anniversary of Completion; or

(b)	in any other case, prior to the expiry of the period of 2 years commencing on the Completion Date.

7.5	The Warrantors shall not be liable for a Claim or a claim under the Tax Covenant to the extent that the Claim or claim under the Tax Covenant:

(a)	relates to matters Disclosed; or

(b)	relates to any matter specifically provided against, reserved for or otherwise specifically taken into account and fully provided for in the Accounts.

7.6	Nothing in this clause 7 or Schedule 6 applies to exclude or limit the liability of the Warrantors:

(a)	to the extent that a Claim or a claim under the Tax Covenant arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by any of the Sellers or Warrantors; or

(b)	in respect of a breach of any of the warranties in paragraphs 1.1 to 1.5 (inclusive), 2.1, 2.2, 2.4 or 2.5 of Part 1 of Schedule 5.

7.7	In the case of:

(a)	a Claim against all of the Sellers or all of the Warrantors; or

(b)	a claim under the Tax Covenant;

EFactor agrees that the Sellers’ or Warrantors’ liability for each such claim shall first be satisfied by reducing the Earn-out Amount (as defined in Schedule 4) by the amount of such liability. If and to the extent that the total liability for all such claims exceeds the Earn-out Amount, the remaining amount shall be satisfied by the Manager Entities and Arthur de Groot only, subject to the other provisions of this clause 7.

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7.8	The Warrantors shall not be liable for any Claim to the extent that the Claim would arise or the amount of the Claim would be increased after the date of this Agreement as a result of:

(a)	the enactment of any legislation with retrospective effect; or

(b)	a judgement or change in the interpretation or application of any law or of any ruling or practice of any administrative

7.9	The amount of the Warrantors’ liability for any Claim shall be reduced by any sum which is recovered (whether by way of insurance, indemnification or otherwise) by EFactor in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any Tax for which EFactor may be liable by reason of its receipt of that sum and if the Warrantors have paid to EFactor any amount in respect of the Claim before the recovery of that sum, EFactor shall repay to them, or procure the repayment to them of, the amount by which its liability is so reduced.

7.10	EFactor shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

7.11	If any matter which will or might give rise to a Claim comes to the notice of EFactor, the following provisions shall apply:

(a)	EFactor shall as soon as reasonably possible notify the Warrantors in writing of the matter and make available to them all information and documents in the possession or under the control of EFactor in so far as they relate to that matter; and

(b)	EFactor shall not make any admission of liability or take any other action (except as required by law) in connection with the matter without the previous written consent of the Warrantors (which shall not be unreasonably delayed or withheld) subject to such consent having been received within 5 business days of notification by EFactor.

7.12	EFactor shall in accordance with its obligations at comment law take steps to mitigate its loss which in the absence of mitigation might give rise to a liability in respect of a Claim.

8.	Tax Covenant

The provisions of Schedule 6 apply in this agreement in relation to Taxation.

9.	Restrictive covenants

9.1	In this clause, the following words and expressions shall have the following meanings:

Covenantors: the Managers.

QPL Business: the business of providing concierge services and travel agency services carried on by Quintessentially Publishing Limited and its subsidiaries.

QPL Customer: any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a member, client or customer of, or in the habit of dealing with, Quintessentially Publishing Limited or any of its subsidiaries and whose contact details are in the possession of EFactor, ELEQT or any Subsidiary.

Restricted Business: any business which is or would be in competition with any part of the Business, as the Business was carried on at the Completion Date.

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Restricted Customer: any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a member, client or customer of, or in the habit of dealing with, ELEQT or any of the Subsidiaries.

Restricted Person: any person who is at Completion, employed or directly or indirectly engaged by ELEQT or any of the Subsidiaries in an executive, managerial, sales or technical role.

9.2	Each Covenantor covenants that he shall not:

(a)	at any time during the period of 3 years commencing on the Completion Date, in the United States, the United Kingdom or The Netherlands, carry on or be employed, engaged, concerned or interested in, a Restricted Business; or

(b)	at any time during the period of 3 years commencing on the Completion Date:

(i)	canvass, solicit or otherwise seek the custom of any Restricted Customer with a view to providing services to that Restricted Customer in competition with the Business (or any part of it); or

(ii)	induce or attempt to induce a Restricted Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with or to vary adversely the terms upon which it conducts business with ELEQT or any of the Subsidiaries, or do any other thing which is reasonably likely to have such an effect; or

(c)	at any time during the period of 3 years commencing on the Completion Date, have any business dealings with a Restricted Customer in connection with the provision of services to that Restricted Customer in competition with the Business (or any part of it); or

(d)	at any time during the period of 3 years commencing on the Completion Date, have any business dealings with, solicit, entice or attempt to entice away any person who is at Completion, or has been at any time during the period of 12 months immediately preceding the Completion Date, a supplier of services to ELEQT or any of the Subsidiaries, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or reduce its supply of services to ELEQT or any of the Subsidiaries, or to vary adversely the terms upon which it conducts business with ELEQT or any of the Subsidiaries; or

(e)	at any time during the period of 3 years commencing on the Completion Date:

(i)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from ELEQT or any of the Subsidiaries, any Restricted Person; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person; or

(f)	at any time after Completion, use in the course of any business:

(i)	the word "ELEQT"; or

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by ELEQT or any of the Subsidiaries in connection with the Business; or
11

(iii)	anything which is, in the reasonable opinion of EFactor, capable of confusion with such words, mark, name, design or logo; or

(g)	at any time after Completion, present himself or permit himself to be presented as:

(i)	connected in any capacity with ELEQT or any of the Subsidiaries (save in the normal course of his employment or engagement by ELEQT, EFactor or a Subsidiary, to the extent that such employment continues after Completion); or

(ii)	interested or concerned in any way in the Sale Shares (or any of them); or

(h)	at any time after Completion, do or say anything which may be harmful to the reputation of EFactor, ELEQT or any of the Subsidiaries.

9.3	The covenants in clause 9.2 are intended for the benefit of, and shall be enforceable by each of EFactor, ELEQT and the Subsidiaries and apply to actions carried out by a Covenanter in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on a Covenantor's own behalf or on behalf of, or jointly with, any other person.

9.4	Nothing in clause 9.2 shall prevent any Covenantor from holding for investment purposes only:

(a)	units of any authorised unit trust; or

(b)	not more than 3% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of FSMA).

9.5	Each of the covenants in clause 9.2 is a separate undertaking by each Covenantor in relation to himself and his interests and shall be enforceable by EFactor, ELEQT and the Subsidiaries separately and independently of their right to enforce any one or more of the other covenants contained in that clause.

9.6	The parties acknowledge that the Covenantors have confidential information relating to the Business and that EFactor is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the covenants in clause 9.2 is considered fair and reasonable by the parties.

9.7	Quintessentially Publishing Limited covenants that it shall not:

(a)	at any time during the period of 3 years commencing on the Completion Date, in the United States, the United Kingdom or The Netherlands, carry on or be employed, engaged, concerned or interested in, a Restricted Business; or

(b)	at any time during the period of 3 years commencing on the Completion Date, canvass, solicit or otherwise seek the custom of any Restricted Customer whose contact details are in the possession of Quintessentially Publishing Limited or any of its subsidiaries with a view to providing services to that Restricted Customer in competition with the Business (or any part of it); or

(c)	at any time during the period of 3 years commencing on the Completion Date:

(i)	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from ELEQT or any of the Subsidiaries, any Restricted Person; or
12

(ii)	procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person;

(d)	at any time after Completion, use in the course of any business:

(i)	the word "ELEQT"; or

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by ELEQT or any of the Subsidiaries in connection with the Business; or

(iii)	anything which is, in the reasonable opinion of EFactor, capable of confusion with such words, mark, name, design or logo.

9.8	EFactor covenants that it shall not (and shall ensure that ELEQT and any Subsidiaries shall not) at any time during the period of 3 years commencing on the Completion Date, in the United States, the United Kingdom or The Netherlands, canvass, solicit or otherwise seek the custom of any QPL Customer with a view to providing services to that QPL Customer in competition with the QPL Business (or any part of it). For the avoidance of doubt, this shall not preclude EFactor, ELEQT or any of the Subsidiaries from entering into any referral agreement for introductions to third party travel suppliers or advertising partnerships with travel agencies).

9.9	The consideration for the covenants contained in clause 9.2 is included in the Purchase Price.

9.10	The obligations and liability of the parties under this clause 9 shall be several and extend only to any loss or damage arising out of their own breaches.

10.	Confidentiality and announcements

10.1	Each Seller severally undertakes to each of EFactor, ELEQT and the Subsidiaries that he shall:

(a)	keep confidential the terms of this agreement and all confidential information or trade secrets in his possession concerning the business, affairs, customers, clients or suppliers of ELEQT, the Subsidiaries or any member of EFactor's Group;

(b)	not disclose any of the information referred in clause 10.1(a) in whole or in part to any third party, except as expressly permitted by this clause 10; and

(c)	not make any use of any of the information referred in clause 10.1(a), other than to the extent necessary for the purpose of exercising or performing his rights and obligations under this agreement.

10.2	EFactor undertakes to each Seller that it shall:

(a)	keep confidential the terms of this agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of any Seller;

(b)	not disclose any of the information referred in clause 10.2(a) in whole or in part to any third party, except as expressly permitted by this clause 10; and

(c)	not make any use of any of the information referred in clause 10.2(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.

(d)	Such confidentiality shall not apply where regulations dictate any of this information shall be made public by EFactor Group Corp.
13

10.3	Nothing in this agreement shall be construed as imposing on EFactor an obligation to keep confidential, or restrict its use after Completion, of any information relating to ELEQT or any of the Subsidiaries.

10.4	Notwithstanding any other provision of this agreement, no party shall be obliged to keep confidential or to restrict its use of any information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or any person to whom it has disclosed the information in accordance with clause 10.5(a) in breach of this agreement); or

(b)	was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party's knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.

10.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 10:

(a)	to those of its employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information to enable them to advise on this agreement, or to facilitate the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him, comply with the obligations set out in this clause 10 as if they were that party. The party making a disclosure under this shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause 10; or

(b)	in the case of EFactor only, to a proposed transferee of the Sale Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer; or

(c)	in the case of EFactor only, to its funders, potential investors and their respective advisers, employees, officers, representatives or consultants; or

(d)	in the case of EFactor only, with the prior consent in writing of the Seller Representative; or

(e)	if such information relates to one party only, with the prior consent in writing of that party; or

(f)	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

(g)	to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which that party is subject; or

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(iv)	to protect that party's interest in any legal proceedings,
14

PROVIDED that in each case (and to the extent it is legally permitted to do so) the party making the disclosure gives the other parties as much notice of such disclosure as possible.

10.6	Each party shall supply any other party with such information about itself, its Group or this agreement as that other party may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any securities exchange of competent jurisdiction to which that other party is subject.

10.7	Subject to clauses 10.8, 10.9 and 10.10, no party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this agreement or the Transaction without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

10.8	Nothing in clause 10.7 shall prevent any party from making any announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction.

10.9	The parties shall issue a press release written by EFactor’s Investor Relations Manager in mutually agreed form within 4 days following Completion.

10.10	EFactor may, at any time after Completion announce its acquisition of the Sale Shares in the agreed form to any employees, clients, customers or suppliers of ELEQT, the Subsidiaries or any other member of EFactor's Group.

10.11	The obligations and liability of the Sellers under this clause 10 shall be several and extend only to any loss or damage arising out of their own breaches.

11.	Costs

11.1	Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it). For the avoidance of doubt, none of ELEQT or the Subsidiaries shall be liable to pay any of such costs and expenses of the Sellers.

12.	Notices

12.1	For the purposes of this clause 12, but subject to clause 12.9, notice includes any other communication.

12.2	A notice given to a party under or in connection with this agreement:

(a)	shall be in writing and in English;

(b)	shall be sent to the relevant party for the attention of the contact and to the address or fax number or email address specified in Schedule 1 or clause 12.5 (as the case may be), or such other address, fax number, email address or person as that party may notify to the others in accordance with the provisions of this clause 12;

(c)	shall be:

(i)	delivered by hand; or

(ii)	sent by fax; or

(iii)	sent by email; or

(iv)	sent by pre-paid first class post, recorded delivery or special delivery; or

(v)	Sent by Echosign; or
15

(vi)	sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); and

(d)	is deemed received as set out in clause 12.7.

12.3	Any notice to be given under this agreement to:

(a)	all of the Sellers, is deemed to have been properly given if it is given to 12.5the Seller Representative; or

(b)	some only of the Sellers, shall be given to the Seller concerned to his address or fax number or email address as set out in or to the Seller Representative.

12.4	Any notice to be given under this agreement by:

(a)	all of the Sellers, is deemed to have been properly given if it is given by the Seller Representative; or

(b)	some only of the Sellers, shall be given by the Seller concerned or by the Seller Representative.

12.5	The addresses, fax numbers and email addresses for service of notices on the Seller Representative and EFactor are:

(a)	Seller Representative:

(i)	name: Ruud Smeets

(ii)	address: Damasco Resort 116-118

(iii)	for the attention of: Ruud Smeets

(iv)	fax number: +31 848392604

(v)	email address: ruud.smeets@eleqt.com

(b)	EFactor:

(i)	address: 605 Market Street, Suite 600 San Francisco, CA 94105, USA

(ii)	for the attention of: Adriaan Reinders or Marion Freijsen

(iii)	fax number: +1 647 390-2407

(iv)	email address adrie@efactorgroup.com

12.6	A party may change its details for service of notices as specified in clause 12.5 or Schedule 1 (as the case may be) by giving notice to each of the other parties. Any change notified pursuant to this clause shall take effect at 9.00 am (UK time) on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; or

(b)	5 Business Days after deemed receipt of the notice of change.

12.7	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or

(b)	if sent by fax or email, at the time of transmission; or

(c)	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, at 9.00 am on the second Business Day after posting; or
16

(d)	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or

(e)	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address; or

(f)	if deemed receipt under the previous paragraphs of this clause 12.7 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

12.8	To prove service, it is sufficient to prove that:

(a)	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or

(b)	if sent by fax or email, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number or email address; or

(c)	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

12.9	This clause 12 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

12.10	A notice given under or in connection with this agreement is valid if sent by e-mail.

13.	General

13.1	The provisions of Schedule 10 shall have effect in respect of the appointment of a Seller Representative.

13.2	Each party shall (at its own expense) promptly execute and deliver such documents and perform such acts as another party may reasonably require from time to time for the purpose of giving full effect to this agreement.

13.3	Each Seller severally undertakes to EFactor that, if and for so long as he remains the registered holder of any of the Sale Shares after Completion, he shall:

(a)	hold such Sale Shares together with all dividends and any other distributions of profits, surplus or other assets in respect of such Sale Shares and all rights arising out of or in connection with them, in trust for EFactor;

(b)	at all times after Completion, deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as EFactor shall direct;

(c)	exercise all voting rights attached to such Sale Shares in such manner as EFactor shall direct; and

(d)	if required by EFactor, execute all instruments of proxy or other documents as may be necessary to enable EFactor to attend and vote at any meeting of ELEQT.

13.4	Subject to the further provisions of this clause 13, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it).

13.5	Each party confirms it is acting on its own behalf and not for the benefit of any other person, except as stated in Schedule 10.
17

13.6	EFactor may assign or transfer its rights (but not its obligations) under this agreement (or any document referred to in this agreement) to:

(a)	another member of its Group; or

(b)	any person to whom the Sale Shares are sold or transferred by EFactor following Completion.

13.7	EFactor may grant security over, or assign by way of security, any or all of its rights under this agreement for the purposes of, or in connection with, the financing (whether in whole or in part) by EFactor of any of its working capital or other requirements. On the enforcement of any security of a kind referred to in this clause 13.7, EFactor, or any administrative receiver of EFactor or any person having the benefit of such security may assign any or all of the relevant rights to any person, but the continuing party's liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

13.8	If there is an assignment or transfer of EFactor's rights in accordance with clause 13.6 or 13.7:

(a)	the Sellers may discharge their obligations under this agreement to EFactor until the Seller Representative receives notice of the assignment or transfer; and

(b)	the assignee may enforce this agreement as if it were named in this agreement as EFactor, but EFactor shall remain liable for any obligations under this agreement.

13.9	This agreement (together with the documents referred to in it) constitute the entire agreement between the parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

13.10	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

13.11	A waiver of any right or remedy under this agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

13.12	A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

13.13	No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

13.14	A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

13.15	If a party fails to make any payment due to any other party under this agreement by the due date for payment, then the defaulting party shall pay interest on the overdue amount at the rate of 4% per annum above HSBC's base rate from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount.
18

13.16	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

13.17	This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

13.18	Except as expressly provided in clause 13.19, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

13.19	The following provisions are intended to benefit future buyers of the Sale Shares and (to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause), ELEQT, the Subsidiaries and the Officers (as defined in clause 5.6), and shall be enforceable by each of them to the fullest extent permitted by law:

(a)	clause 5 and Schedule 5 (subject to clause 6);

(b)	clause 8 and Schedule 6;

(c)	clause 9; and

(d)	clause 10.

13.20	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

13.21	This agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

13.22	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

13.23	No counterpart shall be effective until each party has executed at least one counterpart.

13.24	Transmission of the executed signature page of a counterpart of this agreement by:

(a)	fax; or

(b)	e-mail (in PDF, JPEG or other agreed format),

(c)	or Echosign,

shall take effect as delivery of an executed counterpart of this agreement. If any such method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

13.25	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

13.26	Without prejudice to any other rights or remedies that any party may have, the parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of clause 9 or 10 by a party. Accordingly, each party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of such clauses.
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13.27	If this agreement is translated into any language other than English, the English language version shall prevail.

13.28	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

13.29	Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

13.30	Each Seller irrevocably appoints the Sellers’ Representative as its agent to receive on its behalf in England or Wales service of any process in any legal action or any other proceedings under or in relation to this agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the relevant Seller) and shall be valid until such time as EFactor has received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, each Seller shall forthwith appoint a firm of solicitors in England or Wales as substitute agent and deliver to EFactor the new agent's name and address.

This agreement has been entered into on the date stated at the beginning of it.

20

Schedule 1 Particulars of Sellers

Part 1 – The Sellers

Seller	Number of Sales Shares Held	Seller Proportions	Address
	1,741	14.07%
	291	2.35%
	978	7.90%
	151	1.22%
	159	1.28%
	172	1.39%
	241	1.95%
	301	2.43%
	142	1.15%
	65	0.53%
	119	0.96%
	69	0.56%
	57	0.46%
	32	0.26%
	84	0.68%
	126	1.02%
	59	0.48%
	385	3.11%
	180	1.45%
	57	0.46%
	701	5.66%
	80	0.65%
	4	0.03%
	4	0.03%
	36	0.29%
	15	0.12%
	81	0.65%
	71	0.57%
	276	2.23%
	4,976	40.21%
	140	1.13%
	303	2.45%
	58	0.47%
	58	0.47%
	39	0.32%
	30	0.24%
	40	0.32%
	4	0.03%
	30	0.24%
	20	0.16%
Total	12,375

21

Part 2 – The Managers

Name	Address
Ruud Smeets	Damasco Resort 116-118, Willemstad, Curacao
Ronald de la Fuente-Saez	Anasaweg 74, Willemstad, Curacao
Jim van Luipen	Ajaxweg 14, Willemstad, Curacao
Arthur de Groot	Watteaustraat 48hs 1077ZN Amsterdam

22

Schedule 2   Particulars of the Company and the Subsidiaries

Part 1 ELEQT

Name:	ELEQT Limited
Registration number:	07865035
Registered office:	29 Portland Place, London W1B 1QB
Issued share capital:	Amount: £123.75 Divided into: 12,375 ordinary shares of £0.01 each
Registered shareholders (and number of Sale Shares held):	As set out in Schedule 1
Directors:	Paul Thomas Drummond Jonathan Andrew Goss Simon Johannes Quist Ruud Matthijs Smeets Thomas Thomsen
Secretary:	None
Accountants:	Beckstead & Company, Henderson, NV
Registered charges:	None

Part 2 Subsidiaries

Name:	Elysiants N.V.
Registration number:	102614
Registered office:	Hoogstraat, 20 – 22 Curacao, Netherlands Antilles
Issued share capital:	Amount: $19,907.11 Divided into: 566,766 Class A shares, 1,323,945 B shares and 100,000 C shares
Registered shareholders (and number of shares held):	566,766 Class A shares, 1,323,945 B shares and 100,000 C shares all registered in the name of ELEQT
Directors:	Ronald de la Fuente-Saez Ruud Smeets
Accountants:	Beckstead & Company
Registered charges:	None

23

Name: Qubers Limited.
Registration number: Registered in England and Wales under registration no. 07908912
Registered office: 29 Portland Place, London W1B 1QB
Issued share capital Amount: £100 Divided into: 10,000 ordinary shares of £0.01 each
Registered shareholders (and number of shares held): 10,000 ordinary shares of £1.00 each registered in the name of ELEQT
Directors: ELEQT, Paul Drummond
Secretary: None

Name: Elysiants International B.V.
Registration number: Registered with the Amsterdam Chamber of Commerce under number 34386332
Registered office: Saxen-Weimarlaan 58hs, 1075 CE, Amsterdam
Issued share capital Amount: €90,000 Divided into: 90,000 Ordinary Shares of €1 each
Registered shareholder (and number of shares held): 90,000 Ordinary Shares of €1 each registered in the name of Elysiants N.V.
Directors: Elysiants N.V.
Secretary: None

Name: Elysiants Hong Kong Limited
Registration number: 1487703
Registered office: 14a Union Bay, Commercial Centre, 283 Queen’s Road Central, Hong Kong
Issued share capital Amount: HKD1 Divided into: 90 Ordinary Shares of HKD0.01 each
Registered shareholder (and number of shares held): Elysiants International BV (60 shares) and Superspeed Holdings Limited (BVI) (30 shares)
Directors: Ronald de la Fuente and Valerie Soh
Secretary: None

24

Schedule 3 Completion

Part 1. What the Sellers shall deliver to EFactor at Completion

At Completion, the Sellers shall deliver, or cause to be delivered, to EFactor the following:

(a)	transfers of the Sale Shares, in agreed form, executed by the registered holders in favour of EFactor;

(b)	the share certificates for the Sale Shares in the names of the registered holders or an indemnity, in agreed form, for any lost certificates;

(c)	any waivers, consents or other documents required to enable EFactor to be registered as the holder of the Sale Shares, in each case in agreed form;

(d)	an irrevocable power of attorney, in agreed form, given by each Seller in favour of EFactor to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members of ELEQT; the original or a duly certified copy of any power of attorney under which any document to be delivered to EFactor under this agreement has been executed;

(e)	the share certificates in respect of all issued shares in the capital of each of the Subsidiaries;

(f)	in relation to ELEQT and each of the Subsidiaries, the statutory registers and minute books (duly written up to the time of Completion), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name;

(g)	the written resignation, in agreed form and executed as a deed, of the following directors of ELEQT and the Subsidiaries, from their respective offices and any further remuneration agreements if applicable with ELEQT or Subsidiary:

Thomas Thomsen

Paul Drummond

Simon Quist

Jon Goss

(h)	signed prints of the special resolution of ELEQT, in agreed form to adopt new articles of association of ELEQT in such form as EFactor requires;

(i)	a print of the new articles of association of ELEQT in the form required by EFactor, and appropriate for filing at Companies House;

(j)	signed minutes, in agreed form, of each of the board meetings required to be held pursuant to Part 2 of this Schedule;

(k)	in relation to ELEQT and each Subsidiary:

(i)	statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii)	all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

(iii)	details of its cash book balances; and
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(iv)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above;

(l)	all leases relating to the Properties;

(m)	evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 13.1 of Part 1 of Schedule 5 has been repaid or discharged;

(n)	a Leak Out Agreement signed by each Seller;

(o)	the service agreements, in agreed form, to be made between EFactor and the Managers (or their Management Companies) on Completion, duly executed by the relevant persons.

(p)	Confirmation of sufficient working capital for the first six (6) months held in ELEQT’s bank accounts or written agreements that such shall be transferred to said bank accounts within three (3) month following Completion.

Part 2. Matters for the board meetings at Completion

The Sellers shall cause a board meeting of ELEQT and each of the Subsidiaries to be held at Completion at which the following matters shall take place:

(a)	in the case of ELEQT only, the approval of the registration of the transfer of the Sale Shares, subject only to the transfers being stamped at the cost of EFactor;

(b)	approval of Adriaan Reinders and Marion Freijsen as directors of ELEQT and of each of the Subsidiaries;

The directors of EFactor shall hold a board meeting at or within 4 days post Completion at which the following matters shall take place:

(c)	the approval of the appointment of Ruud Smeets as member of the board of directors of EFactor;

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Schedule 4 Earn-out Consideration

1	Definitions

The definitions in this paragraph apply in this Schedule.

Earn-out Amount: will not exceed the amount of 3,633,333 shares of EFactor Group Corp $0.001 par value Common Stock...

Earn-out Consideration: the above amount of Shares to be released at the end of the Earn-Out Period subject to financial milestones having been achieved.

Earn-out Period: the period beginning on 1 October 2014 and ending on 31st September 2015.

Earn-out Statement: has the meaning given in paragraph 7.2.

EFactor.com: EFactor.com, a subsidiary of EFactor Group Corp.

Expert: a member of an independent firm of chartered accountants of international repute appointed in accordance with paragraph 8 to resolve any dispute arising between the parties in connection with the preparation of any Earn-out Statement or the calculation of the resulting Earn-out Consideration in relation to the Earn-out Period.

Gross Profit: in relation to the Earn-out Period, the sum of:

Gross profit (Net sales – Cost of goods sold) of EFactor.com’s social networking business for that period; and

Gross profit (Net sales – Cost of goods sold) of the social networking business of ELEQT and the Subsidiaries for that period, as shown in the Reference Accounts for the Earn-out Period.

Gross Profit Margin: the Gross Profit divided by the Revenues, expressed as a percentage.

Gross Profit Margin Amount: has the meaning given in paragraph 3.1.

Membership: the total number of people who are members of one or more of the social networks owned and operated by:

(a)	EFactor.com; and

(b)	ELEQT and the Subsidiaries,

as at the end of the Earn-out Period, as shown in the Reference Accounts for the Earn-out Period. For the avoidance of doubt, a person who is a member of more than one such social networks shall be counted as one member for the purposes of calculating the Membership.

Membership Growth: the amount by which the Combined Membership at the end of the Earn-out Period exceeds the Combined Membership as of October 1, 2014. (2014 Membership), expressed as a percentage of the 2014 Membership.

Membership Growth Amount: has the meaning given in paragraph 5.13.1.

Member Spend: in relation to the Earn-out Period, the amount of the Revenues received from the Membership, as shown in the Reference Accounts for the Earn-out Period.

Member Spend Growth: the amount by which the Member Spend exceeds $100,000 (2014 Member Spend), expressed as a percentage of the 2014 Member Spend.

Member Spend Growth Amount: has the meaning given in paragraph 4.13.1.

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Objection Notice: has the meaning given in paragraph 7.3.

Reference Accounts: in relation to the Earn-out Period, the individual audited financial statements of EFactor.com, ELEQT and the Subsidiaries as at and to the last day of the Earn-out Period, including in each case an audited balance sheet and profit and loss account.

Resolution Notice: has the meaning set out in paragraph 7.6.

Revenue Growth Amount: has the meaning given in paragraph 2.1.

Revenues: in relation to the Earn-out Period, the sum of:

(c)	the revenues of EFactor.com’s social networking business; and

(d)	the consolidated revenues of the social networking business of ELEQT and the Subsidiaries for that period,

as shown in the Reference Accounts for the Earn-out Period.

Review Period: has the meaning set out in paragraph 7.3.

2.	Revenue Growth Amount

2.1	Subject to paragraph 2.2, a portion of the Earn-out Consideration shall be calculated on the basis of an amount (Revenue Growth Amount) which shall not exceed 1,090,000 Shares of Common Stock and which shall depend on the amount of the Revenues, as determined from the following table:

Revenues	Revenue Growth Amount
No more than 125% of $1,500,000	Nil
More than 125% of $1,500,000 but no more than 140% of $1,500,000	272,500
More than 140% of $1,500,000 but no more than 150% of $1,500,000	545,000
More than 150% of $1,500,000 but no more than 167% of $1,500,000	817,500
More than 167% of $1,500,000	1,090,000

2.2	Notwithstanding the foregoing, if the Gross Profit Margin is not more than 20%, the Revenue Growth Amount shall be nil in any event.

3.	Gross Profit Margin Amount

3.1	A portion of the Earn-out Consideration shall be calculated on the basis of an amount (Gross Profit Margin Amount) which shall not exceed 1,090,000 Shares of Common Stock and which shall depend on the amount of the Gross Profit Margin, as determined from the following table:

Gross Profit Margin	Gross Profit Margin Amount
No more than 15%	Nil
More than 15% but no more than 25%	272,500
More than 25% but no more than 30%	545,000
More than 30% but no more than 50%	817,500
More than 50%	1,090,000

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4.	Member Spend Growth Amount

4.1	A portion of the Earn-out Consideration shall be calculated on the basis of an amount (Member Spend Growth Amount) which shall not exceed 726,667 Shares of Common Stock and which shall depend on the amount of the Member Spend Growth, as determined from the following table:

Member Spend Growth	Member Spend Growth Amount
No more than 25%	Nil
More than 25% but no more than 50%	181,667
More than 50% but no more than 75%	363,333
More than 75% but no more than 100%	545,000
More than 100%	726,667

5.	Membership Growth Amount

5.1	A portion of the Earn-out Consideration shall be calculated on the basis of an amount (Membership Growth Amount) which shall not exceed $400,000 and which shall depend on the amount of the Membership Growth, as determined from the following table:

Membership Growth	Membership Growth Amount
No more than 20%	Nil
More than 20% but no more than 40%	181,667
More than 40% but no more than 60%	363,333
More than 60% but no more than 80%	545,000
More than 80%	726,667

6.	Earn-out Consideration

6.1	EFactor shall pay the Earn-out Consideration to the Sellers in respect of the Earn-out Period. The Earn-out Consideration shall be satisfied by the allotment and issue to each of the Sellers, credited as fully paid, of the relevant EFactor Shares in the Seller Proportions.

6.2	EFactor shall satisfy the Earn-out Consideration to the Sellers within 15 Business Days of the first of the following to occur:

(a)	the Sellers accept, or are deemed to have accepted, the Earn-out Statement in accordance with paragraph 7.4; or

(b)	EFactor and the Seller Representative agree in writing all disputed matters relating to the preparation of the Earn-out Statement; or

(c)	EFactor and the Seller Representative receive notice of the Expert's determination of the Revenues and EBITDA in accordance with paragraph 8.
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6.3	EFactor shall be entitled to withhold and set off against any Earn-out Consideration otherwise due and payable to any Warrantor under this Schedule any amount due and payable by that Warrantor to EFactor in respect of any Claim or claim under the

Tax Covenant, or which may become payable by that Warrantor upon the settlement or determination of any outstanding Claim or claim under the Tax Covenant.

7.	Earn-out Statement and agreement of Earn-out Consideration

7.1	In relation to the Earn-out Period, EFactor shall use its reasonable endeavours to procure that the Reference Accounts for the Earn-out Period are prepared and audited within 45 days of the last day of the Earn-out Period. The Reference Accounts shall be prepared in accordance with US GAAP as in force at the time of preparation.

7.2	Within 45 days of completion of the audit of the Reference Accounts in respect of the Earn-out Period, EFactor shall deliver to the Seller:

(a)	a copy of the relevant Reference Accounts; and

(b)	a statement prepared by EFactor's auditors (Earn-out Statement) setting out:

their calculation of the Revenue Growth Amount, the Gross Profit Margin Amount, the Member Spend Growth Amount and the Membership Growth Amount; and

any adjustments made to the Reference Accounts in calculating the Revenue Growth Amount, the Gross Profit Margin Amount, the Member Spend Growth Amount and the Membership Growth Amount.

7.3	The Seller Representative shall, within 5 days from receipt of the Reference Accounts and the Earn-out Statement (Review Period), deliver to EFactor a written notice stating whether or not the Sellers agree with the Earn-out Statement. In the case of disagreement, the notice (Objection Notice) shall specify the areas disputed by the Sellers and describe, in reasonable detail, the basis for the dispute.

7.4	If the Sellers fail to deliver an Objection Notice within the Review Period the Sellers shall, with effect from the expiry of the Review Period, be deemed to have agreed with the Earn-out Statement in the form delivered by EFactor.

7.5	During the Review Period, the Seller Representative (and its agents and advisers) shall have the right to inspect the books and records of ELEQT and the Subsidiaries during normal business hours, and upon reasonable prior notice, for the purpose of reviewing the Earn-out Statement and the calculation of the Revenue Growth Amount, the Gross Profit Margin Amount, the Member Spend Growth Amount and the Membership Growth Amount set out in it.

7.6	If the Seller Representative serves an Objection Notice, the parties shall negotiate in good faith to resolve the disputed matters and agree the amount of the Revenue Growth Amount, the Gross Profit Margin Amount, the Member Spend Growth Amount and the Membership Growth Amount. If the parties are unable to reach agreement within 30 days following the service of an Objection Notice, then at any time following the expiry of such period either EFactor or the Seller Representative may, by written notice to the other (Resolution Notice), require the disputed matters to be referred to an Expert for determination in accordance with paragraph 8.

7.7	Each party shall bear its own costs incurred in connection with the preparation, review and agreement of the Earn-out Statement.

8.	Expert determination

8.1	If a Resolution Notice is served by either EFactor or the Seller Representative, EFactor and the Seller Representative shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree the terms of his appointment with the Expert as soon as reasonably possible. Neither EFactor nor the Seller Representative shall unreasonably withhold its agreement to the proposed terms of appointment of the Expert.
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8.2	If EFactor and the Seller Representative fail to agree on an Expert and the terms of his appointment within 30 days of a Resolution Notice being served, then either EFactor or the Seller Representative shall be entitled to request the President for the time being of the Institute of Chartered Accountants of England and Wales to appoint the Expert and to agree his of terms of appointment on behalf of the parties.

8.3	Except for any procedural matters, or as otherwise expressly provided in this Schedule, the Expert shall only be required to make a determination on the matters in dispute regarding the calculation of the Revenue Growth Amount, the Gross Profit Margin Amount, the Member Spend Growth Amount and the Membership Growth Amount, and any adjustments, corrections or modifications (if any) that should be made to the Earn-out Statement.

8.4	The parties shall co-operate with the Expert and they shall provide (and in the case of EFactor shall procure that EFactor.com, ELEQT and each of the Subsidiaries provides) such assistance and access to such documents, personnel, books and records as the Expert may reasonably require for the purpose of making his determination.

8.5	EFactor and the Seller Representative shall be entitled to make submissions to the Expert, including oral submissions, and each party shall, with reasonable promptness, supply the other party with such information and access to its documentation, books and records as the other party may reasonably require in order to make a submission to the Expert in accordance with this paragraph.

8.6	To the extent not provided for in this paragraph 8, the Expert may, in his reasonable discretion, determine such procedures to assist with the conduct of his determination as he considers just or appropriate, including, to the extent he considers necessary, instructing advisers to assist him in reaching his determination.

8.7	The Expert shall be required to make his determination in writing (including the reasons for his determination) and to give notice of his determination (including a copy) to each party as soon as reasonably practicable and in any event within 30 days of his appointment.

8.8	All matters under this Schedule shall be conducted, and the Expert's decision shall be written, in the English language.

8.9	The Expert shall act as an expert and not as an arbitrator. Save in the event of manifest error or fraud the Expert's determination of any matters referred to him in accordance with this Schedule shall be final and binding on the parties.

8.10	If an appointed Expert dies or becomes unwilling or incapable of acting, or does not deliver his determination within the period required by paragraph 8.7:

(a)	the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Expert;

(b)	if the parties fail to agree and appoint a replacement Expert within 30 days of a replacement being proposed in writing by a party, then either party may apply to the President for the time being of the Institute of Chartered Accountants of England and Wales to discharge the appointed Expert and to appoint a replacement Expert; and

(c)	this paragraph 8.10 shall apply in relation to each and any replacement Expert as if he were the first Expert appointed.
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8.11	Each party shall bear and pay its own costs incurred in connection with the Expert's determination. The Expert's fees and any costs or expenses incurred by the Expert in making his determination (including the fees and costs of any advisers appointed by the Expert) shall be borne in such proportions as the Expert may direct.

8.12	Each party shall act reasonably and co-operate to give effect to the provisions of this paragraph 8 and shall not otherwise do anything to hinder or prevent the Expert from reaching his determination.
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Schedule 5 Warranties

Part 1. General Warranties

1.	Power to sell the Sale Shares

1.1	Each Seller is the legal and beneficial owner of the number of Sale Shares set out opposite its, his or her name in Part 1 of Schedule 1 and is entitled to transfer the legal and beneficial title to such Sale Shares to EFactor free from all Encumbrances, without the consent of any other person.

1.2	None of the Sellers or the Warrantors has any claims or other rights against ELEQT or any of the Subsidiaries, whether under any shareholders’ agreement or otherwise.

1.3	Each Seller has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and the other documents referred to in it (to which they are a party) in accordance with their respective terms.

1.4	This agreement constitutes a valid, legal and binding obligation on each Seller in accordance with its terms.

1.5	The execution and delivery by the Sellers of this agreement and the documents referred to in it, and compliance with their respective terms shall not breach or constitute a default:

(a)	under any agreement or instrument to which any Seller is a party or by which any Seller is bound; or

(b)	of any order, judgment, decree or other restriction applicable to any Seller.

2.	Shares in ELEQT and the Subsidiaries

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of ELEQT and are fully paid or credited as fully paid.

2.2	ELEQT is the sole legal and beneficial owner of the whole of the allotted and issued share capital of each of the Subsidiaries.

2.3	The issued shares of each Subsidiary are fully paid or credited as fully paid.

2.4	No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of ELEQT or any of the Subsidiaries, and neither the Sellers, ELEQT nor any of the Subsidiaries has agreed to confer any such rights, and no person has claimed any such right.

2.5	No Encumbrance has been granted to any person or otherwise exists affecting:

(a)	the Sale Shares or any issued shares of the Subsidiaries; or

(b)	any unissued shares, debentures or other unissued securities of ELEQT or any of the Subsidiaries.

No commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

2.6	Neither ELEQT nor any of the Subsidiaries:

(a)	holds or beneficially owns, or has agreed to acquire, any shares, loan capital or any other securities in any company (other than the Subsidiaries); or

(b)	has at any time had any subsidiaries or subsidiary undertakings, other than the Subsidiaries; or
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(c)	is, or has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(d)	controls or takes part in the management of any company or business organisation (other than the Subsidiaries), nor has it agreed to do so; or

(e)	has any branch or permanent establishment, outside its country of incorporation.

2.7	Neither ELEQT nor any of the Subsidiaries has at any time:

(a)	purchased, redeemed, reduced, forfeited or repaid any of its own share capital; or

(b)	given any financial assistance in contravention of any applicable law or regulation; or

(c)	allotted or issued any securities that are convertible into shares.

2.8	No shares in the capital of ELEQT or any of the Subsidiaries have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of ELEQT or the relevant Subsidiary (as the case may be) and all such transfers have been duly stamped (where applicable).

3.	Constitutional and corporate documents

3.1	Copies of the memorandum and articles of association (or other constitutional and corporate documents) of ELEQT and the Subsidiaries have been Disclosed. Such documents:

(a)	are true, accurate and complete in all respects;

(b)	have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

(c)	fully set out all the rights and restrictions attaching to each class of shares in the capital of ELEQT and the Subsidiaries.

3.2	All statutory books and registers of ELEQT and the Subsidiaries have been properly kept, are written up to date and contain a true, complete and accurate record of all matters which should be contained in them. No notice or allegation has been received that any such books or registers are incorrect or should be rectified.

3.3	All returns, particulars, resolutions and other documents that ELEQT or any of the Subsidiaries is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered

3.4	All dividends or distributions declared, made or paid by ELEQT or any of the Subsidiaries have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.5	All deeds and documents belonging to ELEQT or any of the Subsidiaries, or to which any of them is a party, are in the possession of ELEQT or the relevant Subsidiary (as the case may be).

4.	Information

4.1	The particulars of ELEQT and the Subsidiaries set out in Schedule 2 are true, accurate, complete and not misleading.
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5.	Compliance with laws

5.1	So far as the Warrantors are aware, each of ELEQT and the Subsidiaries has at all times conducted its business in accordance with, and has acted in compliance with all applicable laws and regulations of any relevant jurisdiction.

5.2	Neither ELEQT nor any of the Subsidiaries, nor any of their respective directors or employees (current or past), has been convicted of an offence in relation to the business or affairs of ELEQT or any of the Subsidiaries.

6.	Licences and consents

6.1	ELEQT and each of the Subsidiaries holds all licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the date of this agreement (Consents). Details of the Consents and copies of all related documentation have been Disclosed.

6.2	Each of the Consents is valid and subsisting, and neither ELEQT nor any of the Subsidiaries is in breach of the terms or conditions of the Consents (or any of them).

6.3	There is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

7.	Insurance

7.1	ELEQT and each of the Subsidiaries maintains, and has at all material times maintained, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by a person carrying on the same type of business as the Business.

7.2	Complete and accurate details of all insurance policies maintained by or on behalf of ELEQT or any of the Subsidiaries (Policies) have been Disclosed.

7.3	The Policies are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed.

7.4	Neither ELEQT nor any of the Subsidiaries has done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or that may adversely affect the renewal of any of the Policies.

7.5	None of the Policies:

(a)	are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate; or

(b)	are void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable; or

(c)	are capable of being terminated, or will otherwise cease to be available to ELEQT or any of the Subsidiaries as a result of Completion.

7.6	The Disclosure Letter contains complete and accurate details of all insurance claims made by ELEQT or any of the Subsidiaries during the period of 2 years ending on the date of this agreement.

7.7	There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Warrantors are aware, there are no circumstances likely to give rise to a claim under any of the Policies.

8.	Powers of attorney

8.1	There are no powers of attorney granted by ELEQT or any of the Subsidiaries which are currently in force.
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8.2	No person is entitled or authorised in any capacity to bind or commit ELEQT or any of the Subsidiaries to any obligation outside the ordinary course of the Business.

8.3	The Disclosure Letter specifies those persons who have authority to bind ELEQT and the Subsidiaries in the ordinary course of the Business.

9.	Disputes and investigations

9.1	Neither ELEQT nor any of the Subsidiaries, nor any of their respective Directors, nor any person for whose acts ELEQT or any of the Subsidiaries may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 9 as Proceedings):

(a)	any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

(b)	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

9.2	No Proceedings have been threatened or are pending by or against ELEQT, any of the Subsidiaries, any Director or any person for whose acts ELEQT or any of the Subsidiaries may be vicariously liable, and so far as there the Warrantors are aware there are no circumstances likely to give rise to any such Proceedings.

9.3	Neither ELEQT nor any of the Subsidiaries:

(a)	is affected by any existing or pending judgment, order or other decision or ruling of a court, tribunal, arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction; or

(b)	has given any undertaking to any court, tribunal, arbitrator, or any governmental, regulatory or similar body or any other third party arising out of, or in connection with, any Proceedings which remains in force.

10.	Defective products and services

10.1	Neither ELEQT nor any of the Subsidiaries has supplied any products or supplied any products or services which were at the time they were supplied, faulty or defective or did not comply with:

(a)	any warranties or representations expressly or impliedly made by or on behalf of ELEQT or any of the Subsidiaries in connection with such products or services; or

(b)	any laws, regulations, standards and requirements applicable to such products or services.

10.2	No proceedings have been started, are pending or have been threatened against ELEQT or any of the Subsidiaries:

(a)	in which it is claimed that any product supplied by ELEQT or any of the Subsidiaries is defective, not appropriate for its intended use or has caused bodily injury or material damage to any person or property when applied or used as intended; or

(b)	in respect of any services supplied by ELEQT or any of the Subsidiaries.

10.3	There are no disputes between ELEQT or any of the Subsidiaries and any of their respective customers, clients or any other third parties in connection with any products or services supplied by ELEQT or any of the Subsidiaries.
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11.	Customers and suppliers

11.1	The definition in this paragraph applies in this agreement.

Material Counterparty: any customer, client or supplier of ELEQT or any of the Subsidiaries that represented at least 5% of the total purchases or supplies made by or to ELEQT or any of the Subsidiaries during the period of 12 months ending on the date of this agreement.

11.2	In the period of 12 months ending on the date of this agreement:

(a)	no Material Counterparty has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, ELEQT or any of the Subsidiaries;

(b)	there has been no material adverse change in the basis or terms on which any Material Counterparty does business with ELEQT or any of the Subsidiaries; and

(c)	the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or reduction in trading with, any customer, client or supplier of ELEQT or any of the Subsidiaries, or a change in the terms on which any such customer, client or supplier does business with ELEQT or any of the Subsidiaries.

11.3	None of the matters referred to in paragraph 11.2 of Part 1 of this Schedule is likely to occur.

11.4	No customer, client or supplier accounted for more than 5% of the aggregate sales or purchases (as applicable) made by ELEQT or any of the Subsidiaries during the period of 12 months ending on the date of this agreement.

11.5	The number of registered members (opt-in) on ELEQT’s platform as at Completion is not less than [ ].

11.6	Neither ELEQT nor any of the Subsidiaries made any sales to any customers during the 2 year period ending on Completion where such sales were in any way conditional on any factors.

12.	Contracts

12.1	The definition in this paragraph applies in this agreement.

Material Contract: any agreement, arrangement, understanding or commitment that ELEQT or any of the Subsidiaries is a party to, or bound by, and which is of material importance to the business, profits or assets of ELEQT or any of the Subsidiaries.

12.2	Except as Disclosed, neither ELEQT nor any of the Subsidiaries is a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of the Business; or

(d)	may be terminated as a result of a change of Control of ELEQT or any of the Subsidiaries; or

(e)	restricts the freedom of ELEQT or any of the Subsidiaries to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit; or

(f)	involves agency or distributorship; or

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(g)	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements; or

(h)	involves the grant of any sole or exclusive rights by or to ELEQT or any of the Subsidiaries; or

(i)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(j)	cannot be readily fulfilled or performed by ELEQT or the relevant Subsidiary on time and without undue or unusual expenditure of money and effort; or

(k)	involves or is likely to involve an aggregate consideration payable by or to ELEQT or any of the Subsidiaries in excess of £[AMOUNT]; or

(l)	requires ELEQT or any of the Subsidiaries to pay any commission, finders' fee, royalty or the like; or

(m)	is for the supply of goods and/or services by or to ELEQT or any of the Subsidiaries on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(n)	is not on arm's-length terms; or

(o)	is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase or right to purchase any asset by instalment payments; or

(p)	involves obligations or liabilities that ought reasonably to be made known to EFactor.

12.3	There are no outstanding or ongoing negotiations of material importance to business, profits or assets of ELEQT or any of the Subsidiaries, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract, or a contract of any other type as referred to in paragraph 12.2 of Part 1 of this Schedule.

12.4	Each Material Contract is in full force and effect and binding on the parties to it.

12.5	Neither ELEQT nor any of the Subsidiaries, nor any other counterparty is (or will, with the lapse of time, be) in default of:

(a)	any Material Contract; or

(b)	any other agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of ELEQT or any of the Subsidiaries.

No such default has been threatened, and there are no facts or circumstances likely to give rise to any such default.

12.6	No notice of termination of a Material Contract has been received or served by ELEQT or any of the Subsidiaries, and there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13.	Transactions with the Sellers

13.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between ELEQT or any of the Subsidiaries and any of the following:

(a)	a Seller, or any person Connected with a Seller; or

(b)	a Director, or any person Connected with a Director.

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13.2	None of the Sellers, nor any person Connected with a Seller, has a claim of any nature against ELEQT or any of the Subsidiaries, or has assigned to any person the benefit of any such claim.

14.	Finance and guarantees

14.1	The Disclosure Letter contains full particulars of:

(a)	all money borrowed by ELEQT and each of the Subsidiaries; and

(b)	all loans, overdrafts or other financial facilities currently outstanding or available to ELEQT or any of the Subsidiaries (Financial Facilities), including copies of all documents relating to such Financial Facilities.

14.2	The total amount borrowed by ELEQT or any of the Subsidiaries (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers of ELEQT or the relevant Subsidiary contained in:

(a)	its articles of association; or

(b)	any debenture or other deed or document binding on ELEQT or the relevant Subsidiary.

14.3	There are no circumstances or matters which could affect the continuance of any of the Financial Facilities, or which may result in an amendment of their terms.

14.4	No indebtedness of ELEQT or any of the Subsidiaries is due and payable and no Encumbrance over any of the assets of ELEQT or any of the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

14.5	Neither ELEQT nor any of the Subsidiaries has received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of ELEQT or any of the Subsidiaries.

14.6	No Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into by ELEQT, a Subsidiary or any third party in respect of borrowings or other obligations of ELEQT or any of the Subsidiaries (whether arising pursuant to the Financial Facilities or otherwise), nor has any such person agreed to do so.

14.7	Neither ELEQT nor any of the Subsidiaries has given or entered into, or agreed to give or enter into, any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, of any other person.

14.8	Neither ELEQT nor any of the Subsidiaries has:

(a)	factored or discounted any of its debts; or

(b)	engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(c)	waived any right of set-off it may have against any third party.

14.9	Neither ELEQT nor any of the Subsidiaries has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to ELEQT or any of the Subsidiaries other than debts that have arisen in the normal course of the Business.

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14.10	The debts owing to ELEQT or any of the Subsidiaries as reflected in the Accounts, and all debts subsequently recorded in the books of ELEQT or any of the Subsidiaries since the Accounts Date:

(a)	have been realised, or will within three months after the date of this agreement realise in cash their full amount as included in those Accounts or books;

(b)	have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

(c)	are not subject to any right of set-off or counterclaim.

14.11	Neither ELEQT nor any of the Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

14.12	Particulars of the balances of all the bank accounts of ELEQT and the Subsidiaries, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and neither ELEQT nor any of the Subsidiaries has any other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.

15.	Liabilities

15.1	Neither ELEQT nor any of the Subsidiaries has any liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

15.2	No sum is owing by ELEQT or any of the Subsidiaries to their auditors, solicitors or other professional advisers, and no accrual ought properly be made by it in respect of any such sum.

16.	Effect of sale of Sale Shares

Neither the acquisition of the Sale Shares by EFactor, nor compliance with the terms of this agreement will:

(a)	cause ELEQT or any of the Subsidiaries to lose the benefit of any asset, right or privilege it presently enjoys; or

(b)	relieve any person of any obligation to ELEQT or any of the Subsidiaries (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by ELEQT or any of the Subsidiaries, or to exercise any other right in respect of ELEQT or any of the Subsidiaries; or

(c)	result in any customer, client or supplier being entitled to cease dealing with ELEQT or any of the Subsidiaries, or reducing its level of business, or changing the terms on which it deals, with ELEQT or any of the Subsidiaries; or

(d)	result in the loss or impairment of, or any default under, any licence, authorisation or consent required by ELEQT or any of the Subsidiaries for the purposes of the Business; or

(e)	so far as the Warrantors are aware, result in any officer or senior employee leaving ELEQT or any of the Subsidiaries; or

(f)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of ELEQT or any of the Subsidiaries; or

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(g)	result in any present or future indebtedness of ELEQT or any of the Subsidiaries becoming due and payable, or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn; or

(h)	entitle any person to receive from ELEQT or any of the Subsidiaries any finder’s fee, brokerage or other commission in connection with the Transaction; or

(i)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(j)	entitle any person to acquire, or affect the entitlement of any person to acquire, shares in ELEQT.

17.	Insolvency

17.1	Neither ELEQT nor any of the Subsidiaries:

(a)	is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; or

(b)	has stopped paying its debts as they fall due.

17.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of ELEQT or any of the Subsidiaries to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	some or all of the creditors of ELEQT or of any of the Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of ELEQT or any of the Subsidiaries; or

(c)	a person is appointed to manage the affairs, business and assets of ELEQT or any of the Subsidiaries on behalf of their creditors; or

(d)	the holder of a charge over any of the assets of ELEQT or any of the Subsidiaries is appointed to control the business and/or any assets of ELEQT or any of the Subsidiaries.

17.3	In relation to ELEQT and each of the Subsidiaries:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)	no notice of an intention to appoint an administrator has been given by the relevant company, its Directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

17.4	No process has been initiated which could lead to ELEQT or any of the Subsidiaries being dissolved and its assets being distributed among the relevant company's creditors, shareholders or other contributors.

17.5	No distress, execution or other process has been levied on an asset of ELEQT or any of the Subsidiaries.

17.6	None of the Warrantors has:

(a)	had a bankruptcy petition presented against him or been declared bankrupt; or

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(b)	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986; or

(c)	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or

(d)	been subject of any other event analogous to the foregoing in any jurisdiction.

18.	Accounts

18.1	The Accounts have been properly prepared in accordance with US GAAP and in accordance with the applicable law and regulations in the US.

18.2	The Accounts:

(a)	make proper and adequate provision for all bad and doubtful debts and for depreciation on fixed assets;

(b)	do not overstate the value of current or fixed assets; and

(c)	do not understate any liabilities (whether actual or contingent).

18.3	The Accounts give a true and fair view of the state of affairs of ELEQT and the Subsidiaries (and, in relation to the consolidated accounts, of ELEQT and the Subsidiaries, and of ELEQT's Group as a whole) as at the Accounts Date, and of the profit or loss of ELEQT and the Subsidiaries, and of ELEQT's Group as a whole, for the financial year ended on that date.

18.4	The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of ELEQT and the Subsidiaries as at the Accounts Date.

18.5	The Accounts are not affected by any extraordinary, exceptional or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

18.6	The Accounts have been filed in accordance with the requirements of all applicable laws and regulations.

18.7	The Accounts have been prepared on a basis consistent with the statutory accounts of ELEQT or the Subsidiaries, or the consolidated accounts of ELEQT and the Subsidiaries (as the case may be), for the two prior accounting periods without any change in accounting policies used.

18.8	The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the income and expenditure of ELEQT and the Subsidiaries as at and to the date for which they have been prepared.

19.	Changes since Accounts Date

Since the Accounts Date:

(a)	ELEQT and each of the Subsidiaries has conducted the Business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover, financial position or prospects of ELEQT or any of the Subsidiaries;

(c)	neither ELEQT nor any of the Subsidiaries has issued or agreed to issue any share or loan capital;

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(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by ELEQT or any of the Subsidiaries;

(e)	neither ELEQT nor any of the Subsidiaries has borrowed or raised any money or given or taken any form of financial security;

(f)	no capital expenditure has been incurred on any individual item by ELEQT or any of the Subsidiaries in excess of £5,000 and neither ELEQT nor any of the Subsidiaries has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £5,000;

(g)	no shareholder resolutions of ELEQT or any of the Subsidiaries have been passed; and

(h)	ELEQT and each of the Subsidiaries has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by ELEQT or any of the Subsidiaries which have been outstanding for more than 60 days.

20.	Financial and other records

20.1	All financial and other records of ELEQT and of each of the Subsidiaries (Records):

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of section 386 and section 388 of the Companies Act 2006;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of ELEQT or the Subsidiary to which they relate.

20.2	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

20.3	To the extent that any of the Records are maintained or stored electronically:

(a)	either ELEQT or a Subsidiary is the owner of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; and

(b)	such Records are adequately backed-up.

21.	Assets

21.1	The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by ELEQT or any of the Subsidiaries in connection with the Business (except for those disposed of since the Accounts Date in the normal course of business) are:

(a)	legally and beneficially owned by either ELEQT or a Subsidiary, and the relevant owner has good and marketable title to such assets;

(b)	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

(c)	in the possession and control of ELEQT or a Subsidiary.

21.2	None of the assets, undertaking or goodwill of ELEQT or any of the Subsidiaries is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

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21.3	The assets owned by ELEQT and the Subsidiaries comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this agreement.

22.	Plant and equipment

22.1	The vehicles, office and other equipment used by ELEQT or any of the Subsidiaries in connection with the Business are:

(a)	in good working order and have been regularly and properly maintained;

(b)	capable and will continue to be capable of doing the work for which they were designed; and

(c)	not surplus to the current or proposed requirements of ELEQT or any of the Subsidiaries.

23.	Intellectual property

23.1	The definition in this paragraph applies in this agreement:

Intellectual Property Rights: patents, rights to inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

23.2	Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 7 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by ELEQT or any of the Subsidiaries.

23.3	Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 7 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which ELEQT or any of the Subsidiaries:

(a)	uses or exploits Intellectual Property Rights owned by any third party; or

(b)	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

23.4	Except as set out in Part 3 and Part 4 of Schedule 7, ELEQT or the relevant specified Subsidiary is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7, free from all Encumbrances.

23.5	ELEQT and the Subsidiaries do not require any Intellectual Property Rights other than those set out in Part 1 and Part 2 of Schedule 7 in order to carry on the Business as it is conducted at the date of this agreement.

23.6	The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7 are valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

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(b)	all confidential information (including know-how and trade secrets) owned or used by ELEQT or any of the Subsidiaries has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

(c)	no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of ELEQT or any of the Subsidiaries, in any country in which ELEQT or any of the Subsidiaries has registered or is using that mark, trade name or domain name;

(d)	so far as the Warrantors are aware, nothing has been done, or not been done, which might render any registered trademark owned or used by ELEQT or any of the Subsidiaries liable to be revoked or declared invalid; and

(e)	so far as the Warrantors are aware, there are and have been no claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

23.7	Nothing is due to be done within 30 days of the date of this agreement the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by ELEQT or any of the Subsidiaries which are registered or the subject of an application for registration

23.8	So far as the Warrantors are aware, there has been no infringement by any third party of any of the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of ELEQT or any of the Subsidiaries, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

23.9	The agreements and licences set out in Part 3 and Part 4 of Schedule 7:

(a)	are valid and binding;

(b)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(c)	are not the subject of any claim, dispute or proceeding, pending or threatened; and

(d)	have, where required, been duly recorded or registered.

23.10	A change of Control of ELEQT or any of the Subsidiaries will not result in the termination of, or have a material effect on, any of the Intellectual Property Rights set out in Schedule 7.

23.11	The activities of ELEQT, each of the Subsidiaries and of any licensee of Intellectual Property Rights granted by ELEQT or any of the Subsidiaries:

(a)	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;

(b)	have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

(c)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

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24.	Information technology

24.1	The definitions in this paragraph apply in this agreement.

IT Contracts: all written and oral arrangements and agreements (including those currently being negotiated) under which any third party (including, without limitation, any source code deposit agents) provides or will provide any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance and services agreements.

IT System: all computer hardware (including network and telecommunications equipment), databases (Databases) and software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software (Source Code)) (Software) owned, used, leased or licensed by or to ELEQT or any of the Subsidiaries.

Virus: any program which contains malicious code or infiltrates or damages a computer system without the owner's informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

24.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in Part 1 and Part 2 of Schedule 8 and the Warrantors have no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business.

24.3	Except to the extent provided in the IT Contracts, ELEQT and the Subsidiaries are the owners of and in possession of the IT System free from Encumbrances. ELEQT and the Subsidiaries have obtained all necessary rights from third parties to enable them post-Completion to make exclusive and unrestricted use of the IT System for the purposes of the Business.

24.4	The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

24.5	There are and have been no claims, disputes or proceedings arising or threatened under any of the IT Contracts.

24.6	None of the IT Contracts is liable to be terminated or otherwise materially affected by a change of Control of ELEQT or any of the Subsidiaries, and the Warrantors have no reason to believe that any of the IT Contracts will not be renewed on the same or substantially the same terms when they expire..

24.7	ELEQT and the Subsidiaries have either:

(a)	possession or control of the Source Code of all Software, and there has been no disclosure of such Source Code; or

(b)	the right to gain access to the Source Code of all Software under the terms of source code deposit agreements with the owners of the rights in the relevant Software and reputable deposit agents (particulars of which are set out in Part 2 of Schedule 8).

24.8	The elements of the IT System:

(a)	are functioning properly and in accordance with all applicable specifications and with the service levels set out in the IT Contracts, and are fit for the purposes of the Business;

(b)	are not defective in any respect and have not been materially defective or materially failed to function during the last 3 years;

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(c)	do not contain any Virus and have not within the last 12 months been infected by any Virus or accessed by any unauthorised person;

(d)	have sufficient capacity, scalability and performance to meet the current and foreseeable peak volume requirements of the Business;

(e)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

(f)	have been satisfactorily and regularly maintained, all versions of the Software used by the Business are currently supported by the respective owners of the Software and the IT System has the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in Part 2 of Schedule 8.

24.9	There has not been included or used any open-source software (as defined at http://opensource.org/docs/osd) or any libraries or code licensed from time to time under the General Public Licence (as set out at http://www.gnu.org/licenses/gpl.html) or any similar licence in, or in the development of, the IT System, nor does any element of the IT System operate in such a way that it is compiled with or linked to any of the foregoing.

24.10	ELEQT and the Subsidiaries have implemented appropriate procedures in accordance with best industry practice (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

24.11	ELEQT and the Subsidiaries have in place a disaster recovery plan which is fully documented and would enable the Business to continue if there were significant damage to or destruction of some or all of the IT System and a data security breach plan, each of which was made in accordance with best industry practice. A copy of each plan is attached to the Disclosure Letter.

24.12	The performance and functionality of the IT System (and any other equipment and systems owned or used by ELEQT or any of the Subsidiaries or their respective suppliers or customers which depend on date-programmed control devices) has not been affected, and will be unaffected, by any changes in dates (past, present or future). In particular:

(a)	no value for a current date has caused or will cause any interruption in operation;

(b)	date-based functionality has behaved and will behave consistently for all dates;

(c)	in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d)	all leap years will be recognised as such.

24.13	The IT System is capable of:

(a)	performing its functions in multiple currencies, including the euro;

(b)	satisfying all applicable legal requirements relating to the euro, including the conversion and rounding rules in EC Regulation 1103/97;

(c)	displaying and printing the generally accepted symbols for the euro and any other currency; and

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(d)	processing the generally accepted codes for the euro and any other currency.

24.14	All Databases are complete and accurate and none has suffered any loss or corruption.

24.15	The processing of any personal data comprised in the Databases by ELEQT or any of the Subsidiaries post-Completion will be in compliance with all applicable privacy and data protection laws.

25.	Data protection

25.1	Neither ELEQT nor any of the Subsidiaries has transferred any personal data outside the European Economic Area.

25.2	ELEQT and each of the Subsidiaries has:

(a)	complied in all respects with all applicable laws and regulations relating to the protection of personal data (Data Protection Laws); and

(b)	established the procedures necessary to ensure continued compliance with Data Protection Laws.

25.3	Neither ELEQT nor any of the Subsidiaries has received any:

(a)	notice or complaint under any Data Protection Laws alleging non-compliance with; or

(b)	claim for compensation for loss or unauthorised disclosure of data; or

(c)	notification of an application for rectification or erasure of personal data,

and there are no circumstances which may give rise to the giving of any such notice or the making of any such notification.

25.4	ELEQT and each of the Subsidiaries has complied with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

26.	Employment

26.1	The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying in the relevant jurisdiction affecting contractual or other relations between employers and their employees or workers including (but not limited to) any legislation (and any amendment, extension or re-enactment of such legislation) and any claim arising under European treaty provisions or directives enforceable against ELEQT or any of the Subsidiaries by any Employee or Worker.

Employee: any person employed by ELEQT or any of the Subsidiaries under a contract of employment.

Worker: any person who personally performs work for ELEQT or any of the Subsidiaries but who is not in business on their own account or in a client/customer relationship.

26.2	The name of each Director is set out in Schedule 2.

26.3	The Disclosure Letter includes anonymised particulars of each Employee and Worker and the principal terms of their contract including:

(a)	ELEQT which employs or engages them;

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(b)	their current remuneration (including any benefits and privileges that ELEQT or the relevant Subsidiary provides or is bound to provide to them or their dependants, whether now or in the future);

(c)	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

(d)	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(e)	the type of contract (whether full or part-time or other);

(f)	their date of birth;

(g)	any country in which the Employee or Worker works or performs services and/or is paid; and

(h)	the law governing the contract.

26.4	The Disclosure Letter includes anonymised details of all persons who are Workers and who are providing services to ELEQT or any of the Subsidiaries under an agreement which is not a contract of employment with ELEQT or the relevant Subsidiary (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of ELEQT's Group) and the particulars of the terms on which the individual provides services, including:

(a)	the company which engages them;

(b)	the remuneration of each individual (including any benefits and privileges that ELEQT or any of the Subsidiaries provides or is bound to provide to them or their dependants, whether now or in the future);

(c)	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(d)	any country in which the individual provides services; and

(e)	the law governing the agreement.

26.5	The Disclosure Letter includes anonymised details of all Employees and Workers who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill-health or for any other reason.

26.6	No notice to terminate the contract of employment of any Employee or Worker (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between ELEQT or any of the Subsidiaries and any current or former:

(a)	Employee relating to their employment, its termination or any reference given by ELEQT or any of the Subsidiaries regarding such Employee; or

(b)	Worker relating to their contract, its termination or any reference given by ELEQT or any of the Subsidiaries regarding such Worker.

26.7	Every Employee or Worker who requires permission to work in the relevant country has current and appropriate permission to work in that country.

26.8	No offer of employment or engagement has been made by ELEQT or any of the Subsidiaries that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

26.9	The acquisition of the Sale Shares by EFactor and compliance with the terms of this agreement will not entitle any Directors, officers or Employees of ELEQT or any of the Subsidiaries to terminate their employment or receive any payment or other benefit.

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26.10	All contracts between ELEQT or any of the Subsidiaries and its Employees and Workers are terminable at any time on not more than three months' notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of ELEQT or any of the Subsidiaries other than wages, commission or pension.

26.11	Neither ELEQT nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any Director or Employee any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

26.12	Neither ELEQT nor any of the Subsidiaries (nor any predecessor or owner of any part of their respective businesses) has been a party to a relevant transfer for the purposes of the Acquired Rights Directive (or equivalent in any jurisdiction) affecting any of the Employees or any other persons engaged in the business of ELEQT or any of the Subsidiaries.

26.13	Neither ELEQT, nor any of the Subsidiaries is a party to, bound by or proposing to introduce for the benefit of any current or former director of ELEQT or any of the Subsidiaries, or any Employee or Worker (or any of their respective associates or nominees), any incentive scheme or arrangement (including, without limitation, any share option or share award plan, and any commission, profit sharing or bonus scheme).

26.14	There are no incentive schemes or other incentive arrangements (including, without limitation, any share option or share award plan, and any commission, profit sharing or bonus scheme) established by any member of ELEQT's Group or any other person, in which any current or former director of ELEQT or any of the Subsidiaries, or any Employee or Worker (or any of their respective associates or nominees) participates or has participated.

26.15	Neither ELEQT nor any of the Subsidiaries has incurred any actual or contingent liability in connection with the termination of the employment of any of its Employees (including redundancy payments) or for a failure to comply with any order for the reinstatement or re-engagement of any Employee.

26.16	Neither ELEQT nor any of the Subsidiaries has incurred any liability for a failure to provide information or to consult with its Employees under any Employment Legislation.

26.17	Neither ELEQT nor any of the Subsidiaries has made or agreed to make a payment or provided or agreed to provide a benefit to any current or former director, officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

(a)	Neither ELEQT nor any of the Subsidiaries has offered, promised or agreed to any future variation in the terms of employment or engagement of any Employee or Worker.

26.18	Neither ELEQT nor any of the Subsidiaries has transferred or agreed to transfer any Employee or Worker from working for ELEQT or any of the Subsidiaries, or induced any Employee or Worker to resign their employment with ELEQT or any of the Subsidiaries.

26.19	There are no sums owing to any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

26.20	There are no loans or notional loans to any current or former director of ELEQT of any or the Subsidiaries, or any Employee or Worker (or any of their respective nominees or associates) made or arranged by ELEQT or any of the Subsidiaries.

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26.21	The Disclosure Letter includes:

(a)	copies of all contracts, handbooks, policies and other documents which apply to any Employee or Worker; and

(b)	details of any unwritten agreements or arrangements which may affect any Employee or Worker.

26.22	In respect of each Employee and Worker, ELEQT and the Subsidiaries have:

(a)	performed all obligations and duties they are required to perform (and settled all outstanding claims); and

(b)	maintained adequate, suitable and up-to-date records.

26.23	No Employee is subject to a current disciplinary warning or procedure.

26.24	No securities, options over securities or interests in securities have been issued, granted or transferred to any current or former director of ELEQT or any of the Subsidiaries, or any Employee or Worker (or any of their respective nominees or associates), which may give rise to a liability of ELEQT or any of the Subsidiaries to account for PAYE income tax or national insurance contributions (or equivalent liabilities in another jurisdiction).

26.25	There are no employee benefit trusts, family benefit trusts or similar arrangements established by ELEQT or any of the Subsidiaries under which any current or former director of ELEQT or any of the Subsidiaries, or any Employee or Worker (or any of their respective nominees or associates) may benefit in any form.

27.	Retirement benefits

27.1	All arrangements under which ELEQT or any of the Subsidiaries has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees are Disclosed. No proposal or announcement has been made to any employee or officer of ELEQT or of any of the Subsidiaries as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

28.	Property

28.1	The definitions in this paragraph apply in this agreement.

Lease: the lease under which each Property is held.

Previously-owned Property: any land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by ELEQT or any of the Subsidiaries, but which are either no longer owned, occupied or used by ELEQT or any of the Subsidiaries, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

28.2	The particulars of the Properties set out in Schedule 9 are true, complete and accurate.

28.3	The Properties are the only land and buildings owned, used or occupied by ELEQT and the Subsidiaries.

28.4	Neither ELEQT nor any of the Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

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28.5	Neither ELEQT nor any of the Subsidiaries (nor any other company that has at any time been a subsidiary of ELEQT) has any actual or contingent liability in respect of Previously-owned Property.

28.6	Neither ELEQT nor any of the Subsidiaries (nor any other company that has at any time been a subsidiary of ELEQT) has given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Property or any other land or buildings.

28.7	ELEQT, or the Subsidiary identified as the proprietor in Schedule 9 is in possession and actual occupation of the whole of each of the Properties on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and neither ELEQT nor any of the Subsidiaries has granted, or agreed to grant, any right of occupation or enjoyment in respect of the Properties to any third party.

28.8	The Warrantors have Disclosed:

(a)	in relation to each Lease:

(i)	evidence of the reversioner's title to the Lease;

(ii)	all consents required under the Lease;

(iii)	copies of all assignments of the Lease; and

(iv)	evidence of the current annual rent payable under the Lease.

28.9	The unexpired residue of the term granted by each Lease is vested in ELEQT or the Subsidiaries and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

28.10	In relation to each Lease, the landlord and each lessee, tenant, licensee or occupier has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

28.11	In relation to each Lease, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each Lease (Lease Sums) have been paid as and when they became due and no Lease Sums have been:

(a)	set off or withheld; or

(b)	commuted, waived or paid in advance of the due date for payment.

28.12	The Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges, principal rent, insurance premiums and service charges, and all outgoings have been paid when due and none is disputed.

28.13	All covenants, restrictions, stipulations and other encumbrances affecting the Properties have been fully observed and performed and no notice of any alleged breach has been received by ELEQT (or its predecessors in title) or the Subsidiaries (or their predecessors in title).

28.14	There are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Properties.

28.15	All of the Properties are actively used by ELEQT or the Subsidiaries in connection with the Business.

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28.16	ELEQT and the Subsidiaries have complied with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Properties.

28.17	Each of the Properties is in a good state of repair and condition.

28.18	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

28.19	No notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, and so far as the Warrantors are aware there is no matter or circumstance which could lead to any such notice, complaint or requirement being issued or made.

29.	Anti-corruption

29.1	The definition in this paragraph applies in this agreement.

Associated Person: means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of that company.

29.2	Neither ELEQT nor any of the Subsidiaries is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.

29.3	No Associated Person of ELEQT or any of the Subsidiaries has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for ELEQT and/or any of the Subsidiaries, and ELEQT and each of the Subsidiaries has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent their Associated Persons from undertaking any such conduct.

29.4	Neither ELEQT nor any of the Subsidiaries nor any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010 (or equivalent in any other jurisdiction), and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.	Competition

30.1	The definition in this paragraph applies in this agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

30.2	Neither ELEQT nor any of the Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which ELEQT or the Subsidiaries conduct business and none of their respective directors, officers or employees is or has been engaged in any activity which would be an offence or infringement under any such Competition Law.

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30.3	Neither ELEQT nor any of the Subsidiaries, nor any of their respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which ELEQT or any of the Subsidiaries conducts business.

30.4	No such investigation, inquiry or proceedings as referred to in paragraph 30.3 of Part 1 of this Schedule have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.5	Neither ELEQT nor any of the Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency, authority or court responsible for enforcing the Competition Law of any jurisdiction, nor have they given any undertakings or commitments to such bodies which affect the conduct of the Business.

Part 2. Tax Warranties

1.	General

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by ELEQT or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the UK or elsewhere), for which ELEQT or any Subsidiary has been liable or is liable to account, has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

1.3	ELEQT and each Subsidiary maintains complete and accurate records, invoices and other information in relation to Taxation, that meet all legal requirements and enable the tax liabilities of ELEQT and any Subsidiary to be calculated accurately in all material respects.

The Disclosure Letter Discloses whether or not ELEQT or any Subsidiary is a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998 and, if applicable, gives details of instalments of corporation tax paid in respect of any current or preceding accounting periods.

1.4	The disclosure letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any Employee or former Employee (or any associate of such Employee or former Employee) of ELEQT or any Subsidiary by an employee benefit trust or another third party, and details of any trust or arrangement capable of conferring such a benefit.

1.5	The Disclosure Letter contains details of all concessions, agreements and arrangements that ELEQT or any Subsidiary has entered into with any Tax Authority.

1.6	Neither ELEQT nor any Subsidiary is, or will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than ELEQT or any Subsidiary).

1.7	The Accounts make full provision or reserve within generally accepted accounting principles for all Taxation for which ELEQT or the relevant Subsidiary is accountable at that date. Proper provision has been made and shown in the Accounts for deferred Taxation in accordance with US GAAP.

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2.	Chargeable gains

2.1	The gross book value shown in, or adopted for the purposes of, the Accounts as the value of each of the assets of ELEQT or any Subsidiary, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

3.	Capital Losses

3.1	Details of all capital losses available for carry-forward by ELEQT or any Subsidiary are set out in the Disclosure Letter.

4.	Distributions and other payments

4.1	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by ELEQT or any Subsidiary, except dividends shown in their statutory accounts, and neither ELEQT nor any Subsidiary is bound to make any such distribution.

5.	Loan relationships

5.1	All financing costs, including interest, discounts and premiums payable by ELEQT or any Subsidiary in respect of its loan relationships within the meaning of Chapter 8 of Part 5 of CTA 2009 are eligible to be brought into account by ELEQT or the Subsidiaries as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of ELEQT or the Subsidiaries.

6.	Close companies

6.1	Any loans or advances made, or agreed to be made, by ELEQT or any Subsidiary within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. Neither ELEQT nor any Subsidiary has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

7.	Group relief

7.1	Except as provided in the Accounts, neither ELEQT nor any Subsidiary is, or will be, obliged to make or be entitled to receive any payment for the surrender of group relief (within the meaning of Part 5 of CTA 2010) to or by ELEQT or any Subsidiary in respect of any period ending on or before Completion, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

8.	Groups of companies

8.1	Neither ELEQT nor any Subsidiary has entered into, or agreed to enter into, an election pursuant to sections 171A or 179A of TCGA 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

8.2	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by ELEQT or any Subsidiary for Taxation purposes or to the claw-back of any relief previously given.

8.3	Neither ELEQT nor any Subsidiary has ever been party to any arrangements pursuant to sections 59F-G of TMA 1970 (group payment arrangements).

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9.	Intangible assets

For the purposes of this paragraph 9, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Part 8 of CTA 2009.

9.1	The Disclosure Letter sets out the amount of expenditure, as reduced by any claim under section 791 of CTA 2009, on each of the intangible fixed assets, within the meaning of Part 8 of CTA 2009, of ELEQT and the Subsidiaries and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to ELEQT or any Subsidiary. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

9.2	Neither ELEQT nor any Subsidiary holds or has held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

10.	Company residence and overseas interests

10.1	ELEQT and the Subsidiaries have, throughout the past seven years, been resident in their country of incorporation for all Taxation purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purposes.

10.2	Neither ELEQT nor any Subsidiary holds, or within the last seven years has held, shares in a company (other than a Subsidiary) which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the UK.

11.	Transfer pricing

11.1	All transactions or arrangements made by ELEQT or any Subsidiary have been made on arm's length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

12.	Anti-avoidance

12.1	Neither ELEQT nor any Subsidiary has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of tax or any transaction that produced a tax loss with no corresponding commercial loss.

13.	Value Added Tax

Each of ELEQT and the Subsidiaries are taxable persons and are each registered for the purposes of VAT with quarterly prescribed accounting periods.

13.1	Neither ELEQT, nor any Subsidiary, is or has been in the period of six years ending with the date of Completion, a member of a group of companies for the purposes of section 43 VATA 1994.

13.2	All supplies made by ELEQT or any Subsidiary are taxable supplies. Neither ELEQT nor any Subsidiary has been, or will be, denied full credit for all input tax paid or suffered by it.

13.3	Neither ELEQT nor any Subsidiary owns any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to the VATA 1994.

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Schedule 6     Tax Covenant

1.	Interpretation

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Accounts Relief: any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts.

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

Event: includes (without limitation), the expiry of a period of time, ELEQT or any Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation:

(a)	any liability of ELEQT or any Subsidiary to make a payment of or in respect of Tax, whether or not the same is primarily payable by ELEQT or the relevant Subsidiary and whether or not ELEQT or the relevant Subsidiary has or may have any right of reimbursement against any other person or persons, in which case the amount of the Liability for Taxation shall be the amount of the actual payment; and

(b)	the Loss of any Accounts Relief in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that ELEQT or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax, the amount of the repayment.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or claw-back for whatever reason.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of ELEQT or a Subsidiary to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Sellers have made a payment under paragraph 2.

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the failure of ELEQT or any Subsidiary to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

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Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that ELEQT or a Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers or Warrantors are or may be liable under this Tax Covenant.

Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

(a)	anything that involves, or leads directly or indirectly to, any liability of ELEQT or the relevant Subsidiary to Tax that is, or but for an election would have been, the primary liability of, or properly attributable to, or due from another person (other than EFactor);

(b)	anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms;

(c)	anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected-party debt or ELEQT or any Subsidiary becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)	anything which relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages partly or wholly for the purpose of avoiding or reducing or deferring a Liability for Taxation;

(e)	anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f)	anything that involves, or leads directly or indirectly to, a change of residence of ELEQT or any Subsidiary for Tax purposes.

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1.5	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6	Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of ELEQT or any Subsidiary to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of ELEQT or the relevant Subsidiary to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2.	Covenant

2.1	The Warrantors covenant with EFactor that, subject to the provisions of this Tax Covenant, the Warrantors shall be jointly and severally liable to pay to ELEQT or the relevant Subsidiary an amount equal to any:

(a)	Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by ELEQT or a Subsidiary on or before Completion, whether or not such liability has been discharged on or before Completion;

(b)	Liability for Taxation, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Tax purposes of ELEQT or any Subsidiary with any person other than EFactor, whenever arising;

(c)	Liability for Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by ELEQT on or before Completion otherwise than in the ordinary course of business;

(d)	Liability for Taxation which arises at any time (being a liability for ELEQT to account for income tax or National Insurance contributions) in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding or disposal of employment-related securities (as defined for the purposes of Part 7 of the Income Tax (Employment and Pensions) Act 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

(e)	Liability for Taxation that arises at any time under Part 7A of ITEPA 2003, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of ELEQT or any Subsidiary, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers;

(f)	Liability for Taxation being a liability for inheritance tax which:

(i)	is a liability of ELEQT or any Subsidiary and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring);

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(ii)	has given rise at Completion to a charge on any of the Sale Shares or assets of ELEQT or any Subsidiary; or

(iii)	gives rise after Completion to a charge on any of the Sale Shares in or assets of ELEQT or any Subsidiary as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

(g)	costs and expenses (including legal costs on a full indemnity basis), properly and reasonably incurred by ELEQT or any Subsidiary in connection with any Liability for Taxation or other liability in respect of which the Sellers are liable under this Schedule, any Tax Claim or taking or defending any action under this Schedule.

2.2	For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of ELEQT or any Subsidiary arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2.

3.	Payment date and interest

3.1	Payment by the Warrantors in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

(a)	in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of 5 Business Days before the due date for payment and 5 Business Days after the date on which EFactor serves notice on the Managers requesting payment;

(b)	in a case that involves the loss of a Relief (other than a right to repayment of Tax), the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:

(i)	the period in which the Loss of the Relief gives rise to an actual liability to pay tax; or

(ii)	the period in which the Loss of the Relief occurs (assuming for this purpose that ELEQT had sufficient profits or was otherwise in a position to use the Relief); or

(c)	in a case that falls within paragraph of the definition of Liability for Taxation, the date on which the Tax saved by ELEQT or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority.

3.2	Any dispute as to the amount specified in any notice served under paragraphs 1.1(a) to 3.1(c) shall be determined by the accountants of ELEQT or the relevant Subsidiary for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Warrantors and ELEQT).

3.3	If any sums required to be paid by the Warrantors under this Tax Covenant are not paid on the date specified in paragraph 3.1, then, except to the extent that the Warrantors' liability under paragraph 2 compensates ELEQT or the relevant Subsidiary for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of HSBC or (in the absence thereof) at such similar rate as EFactor shall select from the day following the due date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

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4.	Exclusions

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Taxation to the extent that:

(a)	it arises or is increased as a result only of any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part);

(b)	it would not have arisen but for a change after Completion in the accounting bases on which ELEQT or any Subsidiary values its assets (other than a change made to comply with US GAAP);

(c)	EFactor, ELEQT or a Subsidiary is compensated for any such matter under any other provision of this agreement;

(d)	there is available to ELEQT or any Subsidiary a Relief; or

(e)	it would not have arisen but for a voluntary act, transaction or omission of ELEQT or any Subsidiary or EFactor outside the ordinary course of business after Completion and which EFactor was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question.

4.2	For the purposes of paragraph 4.1(e), an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by ELEQT on or before Completion or imposed on ELEQT by any legislation whether coming into force before, on or after Completion or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out at the written request of the Warrantors.

5.	Limitations

5.1	The liability of the Warrantors under paragraph 2 will terminate on:

(a)	the seventh anniversary of Completion, in respect of any claim for a liability arising from a loss of tax brought about fraudulently or deliberately by ELEQT or any related person; or

(b)	the seventh anniversary of Completion, in any other case,

except in respect of any claim under paragraph 2 of which notice in writing is given to the Warrantors before that relevant date containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim.

5.2	Subject to paragraphs 5.3 and 1.1, the aggregate liability of the Warrantors under paragraph 2 and for all Substantiated Claims, when taken together, shall not exceed $500,000

5.3	The amount of the aggregate liability of the Warrantors set out in paragraph 5.2 will be increased by any amount received by the Warrantors by way of payment or set off under paragraph 6 (Savings).

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6.	Savings

If (at the Warrantors' request and expense) the auditors for the time being of ELEQT or any Subsidiary determine that ELEQT or the relevant Subsidiary has obtained a Saving, EFactor shall as soon as reasonably practicable thereafter repay, or procure repayment, to the Warrantors, after deduction of any amounts then due by the Sellers, the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by ELEQT or the relevant Subsidiary; and

(b)	the amount paid by the Warrantors under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Warrantors under any provision of this Tax Covenant or otherwise.

7.	Corporation tax returns

7.1	Subject to this paragraph 7, EFactor will have exclusive conduct of all Taxation affairs of ELEQT and the Subsidiaries after Completion.

7.2	EFactor will procure that ELEQT keeps the Warrantors fully informed of its Taxation affairs in respect of any accounting period ended on or prior to Completion for which final agreement with the relevant Taxation Authority of the amount of Taxation due from ELEQT or any Subsidiary has not been reached. EFactor will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Taxation Authority without giving the Warrantors a reasonable opportunity to comment and taking account of the Warrantor’s reasonable representations.

7.3	EFactor will procure that ELEQT and any Subsidiary does not amend or withdraw any return or computation or any claim, election, surrender or consent made by it in respect of its accounting periods ended on or before Completion without giving the Warrantors a reasonable opportunity to comment and taking account of the Warrantors' reasonable representations.

7.4	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 8 shall take precedence over the provisions of this paragraph 7; and

(b)	the provisions of this paragraph 7 shall not prejudice the rights of EFactor to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

8.	Conduct of Tax Claims

8.1	Subject to paragraph 8.2, if EFactor, ELEQT or a Subsidiary becomes aware of a Tax Claim, EFactor shall give or procure that notice in writing is given to the Warrantors as soon as is reasonably practicable, provided always that the giving of such notice shall not be a condition precedent to the Warrantors' liability under this Tax Covenant.

8.2	If the Warrantors become aware of a Tax Claim, they shall notify EFactor in writing as soon as reasonably practicable, and, on receipt of such notice, EFactor shall be deemed to have given the Warrantors notice of the Tax Claim in accordance with the provisions of paragraph 8.1.

8.3	Subject to paragraph 8.4, provided the Warrantors indemnify EFactor and ELEQT or the relevant Subsidiary to EFactor's reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, EFactor shall take and shall procure that ELEQT or the relevant Subsidiary shall take such action as the Warrantors may reasonably request by notice in writing given to EFactor to avoid, dispute, defend, resist, appeal, request an internal HM Revenue & Customs review or compromise any Tax Claim.

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8.4	Neither EFactor, ELEQT nor any Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax if EFactor, having given the Warrantors written notice of such assessment, does not receive written instructions from the Warrantors within 10 Business Days to do so.

8.5	If:

(a)	the Warrantors do not request EFactor to take any action under paragraph 8.3 or if the Warrantors fail to indemnify EFactor, ELEQT or the relevant Subsidiary to EFactor's reasonable satisfaction within a period of time (commencing with the date of the notice given to the Warrantors) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, requesting a review or compromising such Tax Claim, and which period shall not in any event exceed a period of 14 days;

(b)	any of the Warrantors (or ELEQT before Completion) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)	the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal (or, for appeals lodged before 1 April 2009, a determination by the Tax Chamber of the First-tier Tribunal or Higher Tribunal), unless the Warrantors have obtained the opinion of Tax counsel of at least 5 years' standing that there is a reasonable prospect that the appeal will succeed,

EFactor, ELEQT or the relevant Subsidiary shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as EFactor, ELEQT or the relevant Subsidiary may in its absolute discretion consider fit.

8.6	Neither EFactor, ELEQT nor the relevant Subsidiary shall be subject to any claim by or liability to any of the Warrantors for non-compliance with any of the foregoing provisions of this paragraph 8 if EFactor, ELEQT or the relevant Subsidiary has bona fide acted in accordance with the instructions of any one or more of the Warrantors.

9.	Grossing up

9.1	All sums payable by the Warrantors to EFactor, ELEQT or any Subsidiary (Payee) under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Warrantors shall pay to the relevant Payee such sum as will, after the deduction or withholding has been made, leave that Payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.2	If a Payee incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, that Payee is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

10.	General

All payments made by the Warrantors to a Payee or by a Payee to the Warrantors in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the consideration for the Sale Shares.

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Schedule 7 Intellectual Property Rights

Part 1. Registered Intellectual Property Rights

Mark	Registry	Classes	Registration Number	Registration Date	Owner
ELEQT	Benelux	35, 38, 41,45	0913376	10.04.2012	Elysiants N.V.
Elysiants	Benelux	35, 38, 41	855666	21.11.2008	Elysiants N.V.

Part 2. Material unregistered Intellectual Property Rights

Part 3. Intellectual Property Rights licensed from third parties

Trade Mark Licence between Quintessentially Worldwide Limited and Eleqt Limited dated 27 January 2012.

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Schedule 8      Information technology

Part 1. Particulars of IT System

Amazon web services

Account Number 3517-3943-7450

Amazon Web Services serves hundreds of thousands of customers in more than 190 countries.

Amazon is steadily expanding global infrastructure to help our end users achieve lower latency and higher throughput, and to ensure that their data resides only in the Region they specify. As ELEQT grows, AWS will continue to provide infrastructure that meet our global requirements.

Live

EC2 (backup server)

M1 Standard Small (m1.small) Linux/UNIX instance-hour (or partial hour) read replica

RDS (database)

M1 Standard Medium (m1.medium) Linux/UNIX instance-hour (or partial hour) master

EC2 (Live web server)

High Memory Two Extra Large (m2.2xlarge) Linux/UNIX instance-hour (or partial hour)

S3 + CLOUDFRONT (Live web server)

Global distribution of frontend website

Development and staging

Cloudfront global content distribution

All static content is being served from a global network of edge locations, located near your end users in the United States, Europe, Asia, and South America and Australia.

EC2 (live web server)

C1 Standard Linux/UNIX instance-hour (or partial hour)

EC2 (admin web server)

C1 Standard Linux/UNIX instance-hour (or partial hour)

RDS server(s) (database)

C1 Standard Linux/UNIX instance-hour (or partial hour) master

M1 Standard Small (m1.small) Linux/UNIX instance-hour (or partial hour) read replica

M1 Standard Small (m1.small) Linux/UNIX instance-hour (or partial hour) read replica

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Office Network Curacao

3x WIFI router

20x UTP cable

2x Gigabit switch

1x black network printer HP 2030n

Part 2. 1x NAS (central file storage) Particulars of IT Contracts

1.	godaddy.com

domain + end date

elysiants.mobi	eleqt.co.uk
12/27/2014	1/20/2016

elysiants.nl	elisiant.com
12/27/2014	5/19/2016

elysiants.info	elisiants.com
7/27/2015	5/19/2016

elysiants.org	elysiant.com
7/27/2015	5/19/2016

eleqt.us	eleqt.com
7/28/2015	7/29/2016

eleqt.info	elysiants.com
7/29/2015	1/9/2018

eleqt.mobi	SSL Wildcard Certificate *.eleqt.com
7/29/2015	expire date: 7/29/2016

eleqt.net
7/29/2015

eleqt.org
7/29/2015

2.	GOOGLE ADMIN ACCOUNT

monthly contract

for all google hosting plans

https://admin.google.com/eleqt.com

- website Analytics

- Email

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- Documents

3.	ISP Curacao

yearly contract | 02-2015

Scarlet N.V.

IP:190.2.138.154 SUB:255.255.255.252 GATEWAY:190.2.138.153 DNS1: 208.33.12.5 / 8

4.	Telephone company Curacao

yearly contract | 07-2016

Digicel N.V.

10x mobile phone nr’s

5.	Skype

fee transaction based

Phone service

5x phone nrs (sales)

6.	EMAIL ELEQT Ltd.

yearly contract | 08-2015

Triplinq B.V.

Email exchange hosting services

30x email account

7.	Istockphoto account

fee transaction based

Service for images Content-team

8.	MAILChimp

fee transaction based

Elysiantschimp

Credits 76,899

Email service for newsletters

9.	SOHO Account for CRM

monthly contract

ronald@elysiants.com

10x CRM sales

10.	PAYPAL Account for mobile payments

fee transaction based

ruud@elysiants.com

Service for online credit card payments

11.	Credit card payment provider

fee transaction based

Payvision

CRM:01452918

API Service for online credit card payments

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Schedule 9      The Properties

Description of the Property	Curacao Office, Brakkeput Ariba 160, Curacao
Description of Lease (lease, underlease, licence, date and parties)	Michel Bogaerts and Elysiants NV, start 26-8-2013, 6 months rolling contract, termination with 3 months notice on either side,
Owner	Michel Bogaerts
Registered/unregistered	N/A
Title number (if registered)	N/A
Contractual date of termination of lease	6 months rolling contract, termination with 3 months notice on either side,
Occupier	Elysiants NV

Description of the Property	Amsterdam Office, Saxen-Weimarlaan 58hs, Amsterdam, Netherlands
Description of Lease (lease, underlease, licence, date and parties)	Usage agreement including furniture, Elysiants International BV and Ruud Smeets, start 11-10-2011, 6 months rolling contract, termination with 3 months notice on either side
Owner	Ruud Smeets
Registered/unregistered	N/A
Title number (if registered)	N/A
Contractual date of termination of lease	6 months rolling contract, termination with 3 months notice on either side,
Occupier	Elysiants International BV

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Schedule 10      The Seller Representative

1	Each of the Sellers hereby:

appoints Ruud Smeets as its representative (Seller Representative);

authorises and empowers the Seller Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the Sellers as each such Seller could do for itself under this agreement or any other document entered into pursuant to or in connection with this agreement (Transaction Documents);

authorises and empowers the Seller Representative to receive all demands, notices or other communications directed to such Seller under any Transaction Document; and

authorises and empowers the Seller Representative to (1) take any action (or to determine to refrain from taking any action) with respect thereto as the Seller Representative may deem appropriate as effectively as if such Seller could act for itself (including, without limitation, the settlement or compromise of any dispute or controversy), which action will be binding on all the Sellers and (2) execute and deliver all instruments and documents of every kind incidental to the foregoing with the same effect as if such Seller had executed and delivered such instruments and documents personally.

2	Any demands, notices, claims or other communications directed to any Seller hereunder shall be deemed effective if given to the Seller Representative. Each of the Sellers agrees to be bound by all actions and failures to act of the Seller Representative in accordance with the provisions of any Transaction Document, including in connection with any settlement or compromise entered into by the Seller Representative on behalf of one or more of the Sellers.

3	Upon the death, resignation or incapacity of the Seller Representative, or at any time or from time to time, a successor may be appointed by Sellers which between them hold more than 50% of the Sale Shares, as determined from Schedule 1 (Seller Majority), but such appointment will not be effective until such successor shall agree in writing to accept such appointment and written notice of the selection of such successor Seller Representative is provided to EFactor, signed by a Seller Majority.

4	If a successor Seller Representative is not appointed pursuant to paragraph 3 within 21 days of such event, the Seller Representative shall be the individual Seller who had the largest holding of Shares before Completion (not being the retiring Seller Representative) and who agrees in writing to accept such appointment.

5	Each of the Sellers and the Seller Representative agree as follows:

(i)	no provisions of this agreement shall require the Seller Representative to expend or risk his own funds or incur any liability (other than in his capacity as a Seller);

the Seller Representative may act through his attorneys, advisers and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care;

the Seller Representative shall not be liable for any action he takes or omits to take in good faith that he believes to be authorised or within the rights or powers conferred upon him by this agreement and the other Transaction Documents;

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the Sellers shall reimburse the Seller Representative promptly on request for all reasonable disbursements, advances and expenses incurred or made by him in acting as Seller Representative. Such expenses shall include the reasonable compensation disbursements and expenses of the Seller Representative's attorneys, advisers and agents, and the Seller Representative may pay such attorneys, advisers and agents out of Consideration before distribution of the balance to the Sellers, provided such payments are for work done and advice given in relation to the Transaction Documents and the matters contemplated thereby; and

the Sellers shall indemnify the Seller Representative against any and all losses liabilities or expenses incurred by him arising out of or in connection with acting as Seller Representative under this agreement and the other Transaction Documents.

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Schedule 11 Provisions relating to EFactor Shares

The provisions of this Schedule shall apply in respect of the EFactor Shares issued or issuable to the Sellers pursuant to this agreement.

1	All EFactor Shares shall, when issued, will be restricted stock under rule 144.

2	EFactor Group Corp. will enter into an agreement with an investment banking firm as soon as possible to uplift its Common Stock to a national exchange. As part of the public offering (i.e. S1), ELEQT shareholders will be included, meaning the restriction on the shares will be lifted.

Such shares shall be EFactor’s common stock and issued to ELEQT shareholders based on the following list:

Seller	Number of EFactor Shares	Seller Proportions	Address
	4,361,293	14.07%
	728,970	2.35%
	2,449,939	7.90%
	378,263	1.22%
	398,303	1.28%
	430,869	1.39%
	603,717	1.95%
	754,020	2.43%
	355,717	1.15%
	162,828	0.53%
	298,101	0.96%
	172,848	0.56%
	142,788	0.46%
	80,162	0.26%
	210,424	0.68%
	315,636	1.02%
	147,798	0.48%
	964,444	3.11%
	450,909	1.45%
	142,788	0.46%
	1,756,040	5.66%
	200,404	0.65%
	10,020	0.03%
	10,020	0.03%
	90,182	0.29%
	37,576	0.12%
	202,909	0.65%
	177,859	0.57%
	691,394	2.23%
	12,465,131	40.21%
	350,707	1.13%
	759,030	2.45%
	145,293	0.47%
	145,293	0.47%
	97,697	0.32%
	75,152	0.24%
	100,202	0.32%
	10,020	0.03%
	75,152	0.24%
	50,101	0.16%
Total	31,000,000	100%

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THE FOLLOWING EXECUTION BLOCK IS TO BE USED BY EACH SELLER THAT IS A COMPANY:

Executed as a deed, but not delivered until the date first specified on page 1, by acting by its duly authorised director or other officer in the presence of the witness named below:	)) ) )	Signature

Name:

Office held:

Witness signature

Witness name
(block capitals)

Witness address

THE FOLLOWING EXECUTION BLOCK IS TO BE USED BY EACH SELLER THAT IS AN INDIVIDUAL AND BY EACH MANAGER:

Executed as a deed, but not delivered until the date first specified on page 1, in the presence of the witness named below:	) ) ) )
Signature

Name:

Witness signature

Witness name
(block capitals)

Witness address

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Executed as a deed, but not delivered until the date first specified on page 1, by EFactor Group Corp, acting by a director in the presence of the witness named below:	)) ) )	Signature	/s/ Adriaan Reinders

Name: Adriaan Reinders

Office held: CEO

Witness signature	/s/ Marion Freijsen

Witness name	MARION FREIJSEN
(block capitals)

Witness address

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